Exhibit 10.1
~~____________________________________________________________________________~~

CREDIT AGREEMENT
dated as of April 25, 2025
among
PVH CORP.,
as Borrower,
VARIOUS LENDERS,
BARCLAYS BANK PLC,
as Administrative Agent,
and
BOFA SECURITIES, INC., MIZUHO BANK, LTD., CITIBANK, N.A. AND JPMORGAN CHASE BANK, N.A.,
as Documentation Agents
________________________________________________________

BARCLAYS BANK PLC and GOLDMAN SACHS LENDING PARTNERS LLC,
as Joint Lead Arrangers,
and
BARCLAYS BANK PLC and GOLDMAN SACHS LENDING PARTNERS LLC,
as Joint Lead Bookrunners

________________________________________________________

TABLE OF CONTENTS
i

SCHEDULES: 1.01(g) Material Companies
2.01(a) Delayed Draw Commitments
6.01(d) Existing Liens
6.03(b) Existing Subsidiary Debt
10.01(a) Notice Addresses

EXHIBITS: A-1 Borrowing Notice
A-2 Conversion/Continuation Notice
A-3 [Reserved]
B Delayed Draw Term Loan Note
C Compliance Certificate
D Certificate re Non-Bank Status
E-1 Closing Date Certificate
E-2 Solvency Certificate
F [Reserved]
G [Reserved]
H [Reserved]
I Counterpart Agreement

v

CREDIT AGREEMENT
This CREDIT AGREEMENT, dated as of April 25, 2025, is entered into by and among PVH CORP., a Delaware corporation (together with its permitted successors and assigns, the “Borrower”), certain Subsidiaries of the Borrower from time to time party hereto, in each case, added in accordance with the provisions hereof as guarantors, the Lenders party hereto from time to time, and BARCLAYS BANK PLC (“Barclays”), as Administrative Agent (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), with BARCLAYS and GOLDMAN SACHS LENDING PARTNERS LLC (“Goldman Sachs”), as Arrangers and BOFA SECURITIES, INC. (“BofA Securities”). MIZUHO BANK, LTD. (“Mizuho”), CITIBANK, N.A. (“Citi”) and JPMORGAN CHASE BANK, N.A. (“JPM”) as Documentation Agents.
RECITALS:
WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower from time to time on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
Article I.
DEFINITIONS AND INTERPRETATION
Section 1.01Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
“2022 Credit Agreement” means that certain Credit Agreement, dated as of December 9, 2022 (as amended, restated, supplemented or otherwise modified from time to time), by and among the Borrower, certain subsidiaries of the Borrower as borrowers or guarantors from time to time party thereto, the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent.
“2025 DDTL Credit Agreement” means that certain Credit Agreement, dated as of April 4, 2025 (as amended, restated, supplemented or otherwise modified from time to time), by and among the Borrower, certain subsidiaries of the Borrower as guarantors from time to time party thereto, the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent.
“Acquisition Consideration” means the purchase consideration for any Subject Acquisition and all other payments by any Group Member in exchange for, or as part of, or in connection with, any Subject Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Subject Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business (it being understood that the amount of any deferred payment, including consideration paid in the form of or pursuant to an “earn-out” or other contingent payment, shall be calculated as the present value of expected future payments in respect thereof, as of the date of consummation of the applicable Subject Acquisition in accordance with GAAP).

“Acquisition Debt” means any Indebtedness of the Borrower or any of its Subsidiaries that has been issued for the purpose of financing, in whole or in part, a Qualifying Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing Indebtedness of the Borrower, any of its Subsidiaries or the Person(s) or assets to be acquired); provided that (a) the release of the proceeds thereof to the Borrower and its Subsidiaries is contingent upon the consummation of such Qualifying Acquisition and, pending such release, such proceeds are held in escrow (and, if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such acquisition is terminated prior to the consummation of such Qualifying Acquisition or if such Qualifying Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Borrower and its Subsidiaries in respect of such Indebtedness) or (b) such Indebtedness contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits such Indebtedness to be redeemed or prepaid if such Qualifying Acquisition is not consummated by the date specified in the definitive documentation relating to such Indebtedness (and if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Qualifying Acquisition is terminated in accordance with its terms prior to the consummation of such Qualifying Acquisition or such Qualifying Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness, such Indebtedness is so redeemed or prepaid within 90 days of such termination or such specified date, as the case may be).
“Acquisition Period” means the period from and after the consummation of a Qualifying Acquisition to and including the last day of the fourth full Fiscal Quarter following the Fiscal Quarter in which such Qualifying Acquisition was consummated.
“Administrative Agent” has the meaning specified in the preamble hereto.
“Adverse Proceeding” means any action, suit or proceeding at law or in equity or, to the knowledge of any Authorized Officer of the Borrower, any hearing (whether administrative, judicial or otherwise), investigation before or by any Governmental Authority or arbitration (whether or not purportedly on behalf of any Group Member) against or affecting any Group Member or any property of any Group Member.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” has the meaning set forth in Section 2.18(b).
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise; provided, that no Agent or Lender shall be deemed to be an Affiliate of any Loan Party.
“Agent” means each of the Administrative Agent and the Documentation Agents.
“Agent Affiliates” has the meaning set forth in Section 10.01(b)(iii).
“Aggregate Amounts Due” has the meaning set forth in Section 2.17.

“Agreement” means this Credit Agreement, dated as of April 25, 2025, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Agreement Currency” has the meaning set forth in Section 10.25.
“AML Laws” means all laws, rules, and regulations of the United States applicable to the Borrower or the Borrower’s Subsidiaries from time to time concerning or relating to anti-money laundering.
“Applicable Margin” means: (a) in the case of a Term SOFR Loan, (i) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the Fiscal Quarter during which the Closing Date occurs, 1.125% per annum and (ii) thereafter, a percentage, per annum, determined by reference to the more favorable to the Borrower of the Net Leverage Ratio in effect from time to time as set forth below and the Public Debt Rating in effect from time to time as set forth below, in each case subject to the Pricing Level Adjustment and (b) in the case of a Base Rate Loan, (i) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the Fiscal Quarter during which the Closing Date occurs, 0.125% per annum and (ii) thereafter, a percentage, per annum, determined by reference to the more favorable to the Borrower of the Net Leverage Ratio in effect from time to time as set forth below and the Public Debt Rating in effect from time to time as set forth below, in each case subject to the Pricing Level Adjustment:

Pricing Level	Net Leverage Ratio	Public Debt Ratings	Applicable Margin for Term SOFR Loans	Applicable Margin for Base Rate Loans
I	≤ 1.00:1.00	BBB+ / Baa1	1.000%	0.000%
II	≤ 2.00:1.00 > 1.00:1.00	BBB / Baa2	1.125%	0.125%
III	≤ 3.00:1.00 > 2.00:1.00	BBB- / Baa3	1.250%	0.250%
IV	≤ 4.00:1.00 > 3.00:1.00	BB+ / Ba1	1.375%	0.375%
V	> 4.00:1.00	BB / Ba2	1.625%	0.625%

With respect to the pricing grid set forth above, changes in the Applicable Margin shall be effective on and after the date on which, as applicable, the Administrative Agent has received the applicable financial statements and a Compliance Certificate pursuant to Section 5.08(a) or (b) calculating the Net Leverage Ratio and/or the date on which the Borrower has delivered notice to the Administrative Agent of any publicly-announced change in the Public Debt Rating by S&P or Moody’s. Promptly following receipt of the applicable information under Section 5.08(a) or (b) and/or notice of any publicly-announced change in the Public Debt Rating by S&P or Moody’s, the Administrative Agent shall give each Lender electronic or telefacsimile notice of the Applicable Margin for the applicable Loans in effect from such date. In the event that any financial statement or certificate delivered pursuant to Section 5.08(a) or (b) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any Loan, as applicable, for any period (an “Applicable Period”) than the Applicable Margin for such Loans, applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct certificate required by Section 5.08(a) or (b) for such Applicable Period, (ii) the Applicable Margin for such Loans, as applicable, shall be recalculated with the Net Leverage Ratio and Public Debt Ratings at the corrected level and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Loans, as applicable, for such Applicable Period. Nothing in this definition shall limit the right of the Administrative Agent or any Lender under Section 2.10 or Article VIII and the provisions of this definition shall survive the termination of this Agreement.
“Applicable Delayed Draw Commitment Fee Percentage” means, (i) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the Fiscal Quarter during which the Closing Date occurs, 0.125% per annum and (ii) thereafter, a percentage, per annum, determined by reference to the more favorable to the Borrower of the Net Leverage Ratio in effect from time to time as set forth below and the Public Debt Rating in effect from time to time as set forth below, in each case subject to the Pricing Level Adjustment:

Pricing Level	Net Leverage Ratio	Public Debt Ratings	Applicable Delayed Draw Commitment Fee Percentage
I	≤ 1.00:1.00	BBB+ / Baa1	0.100%
II	≤ 2.00:1.00 > 1.00:1.00	BBB / Baa2	0.125%
III	≤ 3.00:1.00 > 2.00:1.00	BBB- / Baa3	0.150%
IV	≤ 4.00:1.00 > 3.00:1.00	BB+ / Ba1	0.175%
V	> 4.00:1.00	BB / Ba2	0.275%

With respect to the pricing grid set forth above, changes in the Applicable Delayed Draw Commitment Fee Percentage shall be effective on and after the date on which, as applicable, the Administrative Agent has received the applicable financial statements and a Compliance Certificate pursuant to Section 5.08(a) or (b) calculating the Net Leverage Ratio and/or the date on which the Borrower has delivered notice to the Administrative Agent of any publicly-announced change in the Public Debt Rating by S&P or Moody’s. Promptly following receipt of the applicable information under Section 5.08(a) or (b) and/or notice of any publicly-announced change in the Public Debt Rating by S&P or Moody’s, the Administrative Agent shall give each Lender electronic or telefacsimile notice of the Applicable Delayed Draw Commitment Fee Percentage in effect from such date. In the event that any financial statement or certificate delivered pursuant to Section 5.08(a) or (b) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Delayed Draw Commitment Fee Percentage for any Applicable Period than the Applicable Delayed Draw Commitment Fee Percentage applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct certificate required by Section 5.08(a) or (b) for such Applicable Period, (ii) the Applicable Delayed Draw Commitment Fee Percentage shall be recalculated with the Net Leverage Ratio and Public Debt Ratings at the corrected level and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional fees owing as a result of such increased Applicable Delayed Draw Commitment Fee Percentage for such Applicable Period. Nothing in this definition shall limit the right of the Administrative Agent or any Lender under Section 2.10 or Article VIII and the provisions of this definition shall survive the termination of this Agreement.
“Applicable Period” has the meaning set forth in the definition of “Applicable Margin”.
“Applicable SOFR Adjustment” means, for any Interest Period, the rate per annum equal to 0.10%.
“Applicable Subsidiary” has the meaning assigned to such term in Section 7.01.
“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to Agents or to Lenders by means of electronic communications pursuant to Section 10.01(b).
“Arrangers” means Barclays and Goldman Sachs, each in its capacity as a joint lead arranger.
“Assignment Agreement” means an assignment agreement in the form agreed to by the Administrative Agent and the Lenders on the Closing Date, with such amendments or modifications solely to reflect market practice as may be approved in writing by the Administrative Agent.
“Assignment Effective Date” has the meaning set forth in Section 10.06(b).
“Australian Corporations Act” means Corporations Act 2001 (Commonwealth of Australia).
“Australian GST” means a goods and services tax, or a similar value added tax, levied or imposed under the "GST law" as defined in the A New Tax System (Goods and Services Tax) Act 1999 (Commonwealth of Australia).
“Australian PPSA” means the Personal Property Securities Act 2009 (Commonwealth of Australia).
“Australian PPSR” means the register established under section 147 of the Australian PPSA.
“Authorized Officer” means, as applied to any Person, the chairman of the board (if an officer), principal executive officer, president or any corporate vice president (or the equivalent thereof), Financial Officer, principal accounting officer, treasurer, assistant treasurer, or any director of such Person or any other Person that has been authorized to take action under this

Agreement on behalf of such Person. Unless otherwise specified, an Authorized Officer shall refer to an Authorized Officer of the Borrower.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.27(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Barclays” has the meaning specified in the preamble hereto.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (x) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent) (the “Prime Rate”), (y) the Federal Funds Effective Rate plus ½ of 1.0% and (z) Term SOFR published on such day (or if such day is not a Business Day the immediately preceding Business Day) for an Interest Period of one month plus 1.0%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR, respectively.
“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
“Base Rate Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.
“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means, with respect to such Obligations, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.27. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    with respect to Term SOFR Loans, Daily Simple SOFR; or
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;
provided, that if the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.27 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.27.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board of Directors” means, with respect to any Person, the board of directors, the board of managers or similar governing body of such Person, or if such Person is owned and/or managed by a single entity, the board of directors or similar governing body of such entity.
“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“BofA Securities” has the meaning specified in the preamble hereto.
“Bookrunners” means each of Barclays and Goldman Sachs, each in its capacity as a joint lead bookrunner.
“Borrower” has the meaning specified in the preamble hereto.
“Borrowing Notice” means a notice substantially in the form of Exhibit A-1.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.
“Cash Management Agreement” means any agreement or arrangement to provide treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer (including automated clearinghouse transfer services) and other cash management services entered into with a Lender Counterparty.
“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit D.
“CFC Holdco” means any Subsidiary other than a Foreign Subsidiary which owns no material assets other than equity interests (or equity interests and Indebtedness) of one or more Foreign Subsidiaries or equity interests (or equity interests and Indebtedness) of one or more other CFC Holdcos.
“Change of Control” means (i) [reserved], (ii) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any Employee Benefit Plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (a) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35.0% of the then-outstanding shares of capital stock or equivalent interests of the Borrower the holders of which are ordinarily, in the absence of contingencies, entitled to vote for members of the Board of Directors or equivalent governing body of the Borrower on a fully diluted basis, even though the right to so vote has been suspended by the happening of such a contingency (the “Voting Stock”) or (b) obtains the power (whether or not exercised) to elect a majority of the members of the Board of Directors of the Borrower or (iii) the majority of the seats (other than vacant seats) on the Board of Directors of the Borrower cease to be occupied by Continuing Directors. Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control under clause (ii) above, if (x) the Borrower becomes a direct or indirect Wholly-Owned Subsidiary of another Person (a “Parent Entity”) and (y)(1) the direct or indirect holders of the Voting Stock of such Parent Entity immediately following that transaction are substantially the same as the holders of the Voting Stock of the Borrower outstanding immediately prior to such transaction or (2) immediately after giving effect to such transaction no “person” or “group” (other than a Person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 35.0% of the Voting Stock of such Parent Entity.
“Citi” has the meaning specified in the preamble hereto.
“CKI Trust” means the trust established pursuant to the Delaware Business Trust Act, as amended, and the CKI Trust Agreement.
“CKI Trust Agreement” means the Trust Agreement, dated as of March 14, 1994, between CKI and Wilmington Trust Company, relating to the CKI Trust, and the other agreements related thereto.
“Class” means (i) with respect to Lenders, Lenders having Delayed Draw Term Loan Exposure, and (ii) with respect to Loans, Delayed Draw Term Loans.
“Closing Date” means the first date all the conditions precedent in Section 3.01 are satisfied (or waived in accordance with Section 10.05), which date is April 25, 2025.
“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E-1.
“Commitment Fee Holiday Expiration Date” means July 4, 2025.
“Commodity Agreement” means any and all commodity swap agreements, cap agreements, collar agreements, floor agreements, exchange agreements, forward contracts, option contracts or other similar agreement or arrangement, each of which is for the purpose of hedging the commodity exposure associated with the operations of the Group and not for speculative purposes.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.
“Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.18(c) and other technical, administrative or operational matters) that the Administrative Agent decides, after consultation with the Borrower, in its reasonable discretion may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable discretion that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides in its reasonable discretion is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus
(a)    the following (without duplication) to the extent deducted in calculating such Consolidated Net Income for such period: (i) consolidated interest expense for such period; (ii) provisions for taxes based on income, profits or capital; (iii) depreciation and amortization expense for such period; (iv) all non-cash expenses, losses or charges for such period (other than any such non-cash expenses, losses or charges that represent an accrual or reserve for future cash expenses, losses or charges), including, without limitation, non-cash stock based compensation expenses for such period and non-cash expenses, losses or charges for such period in connection with (A) goodwill and intangibles impairment losses under ASC 350, (B) unrealized losses resulting from mark-to-market accounting in respect of Hedge Agreements and Treasury Transactions, (C) unrealized losses on equity investments and (D) the pension or postretirement plans of the Borrower and its Subsidiaries; (v) in connection with any Qualifying Acquisition, all non-recurring restructuring costs, facilities relocation costs, acquisition integration costs and fees, including cash severance payments, and non-recurring fees and expenses, in each case incurred during such period in connection with such Qualifying Acquisition and within twelve (12) months of the completion of such Qualifying Acquisition; provided that the amount added back to Consolidated Net Income pursuant to this clause (v) in respect of any such costs, fees, payments and expenses incurred to be paid in cash in connection with all such Qualifying Acquisitions shall not exceed 15% of Consolidated EBITDA (calculated before giving effect to this clause (v) in the aggregate for any period of four Fiscal Quarters of the Borrower); and (vi) any non-recurring expenses, charges or losses; minus
(b)    the following (without duplication) to the extent included in calculating such Consolidated Net Income: (i) any non-recurring gains (less all fees and expenses related thereto); and (ii) all non-cash income or gains for such period including, without limitation, gains in connection with (A) unrealized gains resulting from mark-to-market accounting in respect of Hedge Agreements and Treasury Transactions, (B) unrealized gains on equity investments and (C) unrealized gains in connection with the pension or postretirement plans of the Borrower and its Subsidiaries.
In addition, in the event that the Borrower or any of its Subsidiaries, during the relevant period, consummated an acquisition or disposition of property involving the payment or receipt of consideration by the Borrower or any of its Subsidiaries in excess of $200,000,000, Consolidated EBITDA will be determined giving pro forma effect to such acquisition or disposition as if such acquisition or disposition and any related incurrence or repayment of Indebtedness had occurred on the first day of the relevant period, but shall not take into account any cost savings projected to be realized as a result of such acquisition or disposition.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Group on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.
“Consolidated Net Worth” means, as of any date of determination, the consolidated stockholders’ equity of the Borrower and its Subsidiaries (including all redeemable common stock) calculated on a consolidated basis in accordance with GAAP
“Consolidated Total Assets” means, as of any date of determination, the total assets of the Group, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date (which calculation shall give pro forma effect to any acquisition or disposition by any Group Member, in each case involving the payment or receipt by any Group Member of consideration (whether in the form of cash or non-cash consideration) in excess of $100,000,000 that has occurred since the date of such consolidated balance sheet, as if such acquisition or disposition had occurred on the last day of the fiscal period covered by such balance sheet).
“Consolidated Total Net Debt” means, as at any date of determination, (a) the aggregate stated balance sheet amount of all Indebtedness of the Group (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero-coupon Indebtedness)), determined on a consolidated basis in accordance with GAAP, exclusive of any Contingent Liability in respect of any letter of credit, plus (b) to the extent not included in clause (a), any Indebtedness relating to securitization of receivables generated by the Group (whether or not such Indebtedness is on the balance sheet of the Group), minus (c) Unrestricted Cash of the Group as of such date, in an aggregate amount not to exceed $350,000,000.
“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection). The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation with respect thereto) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.
“Continuing Directors” means individuals who on the Closing Date constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors of the Borrower then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved).
“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Contributing Guarantors” has the meaning set forth in Section 7.02(b).
“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.
“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit I delivered by a Subsidiary Guarantor pursuant to Section 7.01(b).
“Covenant Transaction” has the meaning set forth in Section 1.04(c).
“Credit Date” means the date of a Credit Extension.
“Credit Extension” means the making of a Loan.
“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk of the Group and not for speculative purposes.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) (i) SOFR for the day (such day “i”) that is five U.S. Government Securities Business Days prior to (A) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (B) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website plus (ii) the Applicable SOFR Adjustment and (b) the Floor. If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Debtor Relief Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, examinership, reorganization or similar debtor relief laws of the United States or other Relevant Jurisdiction from time to time in effect and affecting the rights of creditors generally.
“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Default Rate” has the meaning set forth in Section 2.10.
“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Delayed Draw Commitment within three Business Days of the date required to be funded by it hereunder, unless, in the case of this clause (a), such Lender notifies the Administrative Agent in writing prior to the applicable required funding date that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Borrower, the Administrative Agent or any Lender in writing, or has otherwise indicated through a public statement, that it does not intend to comply with its funding obligations hereunder and generally under agreements in which it commits to extend credit, (c) failed, within three Business Days after receipt of a written request from the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Delayed Draw Commitments, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, examiner, liquidator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (f) become the subject of a Bail-In Action; provided that a Lender shall not qualify as a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or its parent company, or of the exercise of control over such Lender or any Person controlling such Lender, by a Governmental Authority or instrumentality thereof; provided that if the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
“Delayed Draw Commitment” means, with respect to each Lender, its obligation to make Delayed Draw Term Loans to the Borrower pursuant to Section 2.01, as such amount may be adjusted from time to time in accordance with this Agreement. The initial Delayed Draw Commitment of each Lender is set out on Schedule 2.01(a). As of the Closing Date, the aggregate Delayed Draw Commitments are $450,000,000.
“Delayed Draw Commitment Percentage” means for each Lender, a fraction (expressed as a decimal) the numerator of which is the Delayed Draw Commitment of such Lender at such time and the denominator of which is the Delayed Draw Commitments of all of the Lenders at such time. The initial Delayed Draw Commitment Percentage of each Lender is set out on Schedule 2.01(a).
“Delayed Draw Commitment Termination Date” means the earliest to occur of (i) October 17, 2025, (ii) the date on which all Delayed Draw Commitments then outstanding have been funded in one or more borrowings pursuant to Section 2.01(a), and (iii) the date on which all unfunded Delayed Draw Commitments then outstanding have been reduced to zero pursuant to Section 2.14.
“Delayed Draw Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Delayed Draw Term Loans and unused Delayed Draw Commitments of such Lender.
“Delayed Draw Term Loan Notes” means the promissory notes of the Borrower in favor of each Delayed Draw Term Loan Lender evidencing the Delayed Draw Term Loans made to the Borrower and substantially in the form of Exhibit B.
“Delayed Draw Term Loans” means those Base Rate Loans and Term SOFR Loans made pursuant to Section 2.01.
“Documentation Agents” means BofA Securities, Mizuho, Citi and JPM, together with their permitted successors and assigns in such capacity.
“Dollars” or “$” mean the lawful money of the United States of America.
“Duration Fee Date” means December 31, 2025.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund, European Credit Management Limited (ECM) programs or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, that neither any Loan Party nor any Affiliate thereof, nor any Defaulting Lender, shall be an Eligible Assignee.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Group or any of their respective ERISA Affiliates, or with respect to which the Group or any of their respective ERISA Affiliates has or would reasonably be expected to have liability, contingent or otherwise, under ERISA.
“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order, decree or directive (conditional or otherwise) by any Governmental Authority or any other Person, arising (i) pursuant to any Environmental Law, (ii) in connection with any actual or alleged violation of, or liability pursuant to, any Environmental Law, (iii) in connection with any Hazardous Material, including the presence or Release of, or exposure to, any Hazardous Materials and any abatement, removal, remedial, corrective or other response action related to Hazardous Materials or (iv) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Laws” means any and all current or future foreign or domestic, federal, state or local laws (including any common law), statutes, ordinances, orders, rules, regulations, judgments or any other requirements of Governmental Authorities relating to or imposing liability or standards of conduct with respect to (i) environmental matters, (ii) the generation, use, storage, transportation or disposal of, or exposure to, Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to any Group Member or any Facility.
“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, preferred stock and any and all warrants, rights or options to purchase or other arrangements or rights to acquire, convert into, or exchange for any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder and any successor thereto.
“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the

Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of any Group Member shall continue to be considered an ERISA Affiliate of such Group Member within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Group Member and with respect to liabilities arising after such period for which such Group Member could be liable under the Internal Revenue Code or ERISA.
“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by a regulation in effect as of the date hereof); (ii) the failure to meet the minimum funding standard of Section 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) a determination by the Pension Plan’s actuary that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA); (iv) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (v) a determination under and in accordance with said sections that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA; (vi) the withdrawal by any Group Member or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Group Member or any of its Affiliates pursuant to Section 4063 or 4064 of ERISA; (vii) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which is reasonably likely to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (viii) the imposition of liability on any Group Member or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (ix) the withdrawal of any Group Member or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by any Group Member or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (x) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code with respect to any Pension Plan; (xi) the occurrence of any Foreign Plan Event or (xii) any other event or condition with respect to an Employee Benefit Plan with respect to which any Loan Party is likely to incur liability other than in the ordinary course.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means any of the conditions or events set forth in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of the Guaranty of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.
“Excluded Taxes” means (i) any Tax imposed on the overall net income of a Person (or franchise tax or minimum tax imposed in lieu thereof) by the jurisdiction in which that Person is organized or in which that Person’s principal office (and/or, in the case of a Lender, its applicable lending office) is located or with which that Person has a present or former connection (other than any connection arising solely from the acquisition and holding of any Loan and/or Commitment (including entering into or being a party to this Agreement), the receipt of payments relating thereto, and/or the exercise of rights and remedies under this Agreement or any other Loan Document); (ii) with respect to any Lender (other than a Lender that becomes a Lender pursuant to Section 2.23), any U.S. federal withholding Taxes imposed pursuant to the laws that would apply if any payment were made under any of the Loan Documents to such Lender on the day such Lender becomes a Lender (or designates a new lending office), except to the extent such Lender’s assignor (or such Lender, when it designates a new lending office) was entitled to receive additional amounts pursuant to Section 2.20; (iii) [reserved], (iv) any Tax that is attributable to a Lender’s failure to comply with Section 2.20(c); or (v) any U.S. federal withholding Tax imposed by reason of a Lender’s failure to comply with the requirements of Sections 1471 through 1474 of the Code (as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with)), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any legislation or other official guidance or official requirements adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (“FATCA”).
“Existing Subsidiary Debt” has the meaning set forth in Section 6.03(b).
“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Group Member or any of its predecessors or Affiliates.
“Fair Share” has the meaning set forth in Section 7.02(b).
“Fair Share Contribution Amount” has the meaning set forth in Section 7.02(b).
“FATCA” has the meaning set forth in the definition of “Excluded Taxes”.
“FDIC” means the Federal Deposit Insurance Corporation and any successor thereto.

“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day; provided further that if the applicable rate described above shall be less than the Floor, it shall be deemed to be the Floor for purposes of this Agreement.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a finance lease on the balance sheet of that Person.
“Financial Officer” means the principal financial officer of the Borrower.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Group ending on the Sunday closest to February 1 of each calendar year (or, if the fiscal year-end is changed to some other date, such other date).
“Floor” means a rate of interest equal to 0.00%.
“Foreign Plan” means any Employee Benefit Plan (whether or not subject to ERISA), program, policy, arrangement or agreement maintained or contributed to by any Loan Party or any of their respective Subsidiaries with respect to employees employed outside the United States.
“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, in each case which is reasonably likely to result, directly or indirectly, in material liability to a Loan Party, (d) the incurrence of any material liability by any Loan Party or any their respective Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that would reasonably be expected to result in the incurrence of any liability by any Loan Party or any of their respective Subsidiaries, or the imposition on any Loan Party or any of their respective Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Subsidiary” means (i) any Subsidiary that is not organized under the laws of the United States, any State thereof or the District of Columbia and (ii) any Subsidiary of a Subsidiary described in clause (i).
“Funding Guarantor” has the meaning set forth in Section 7.02(b).
“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof consistently applied.
“Goldman Sachs” has the meaning specified in the preamble hereto.
“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
“Governmental Authorization” means any permit, license, authorization, certification, registration, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Group” means, collectively, the Borrower and its Subsidiaries; provided that, as used in Section 5.08(a) and (b) with respect to the financial statements required to be delivered thereunder, it shall mean the Borrower and its consolidated Subsidiaries in accordance with GAAP.
“Group Member” means any of the Borrower or any of its Subsidiaries.
“Group Member Adjusted EBITDA” means, for any period for any Group Member, the amount of Consolidated EBITDA attributable to such Group Member for such period, calculated on an unconsolidated basis and by excluding all intercompany items (provided that, for the purpose of the determination of a Material Company solely as such term is used in Section 8.01(e), Group Member Adjusted EBITDA shall be calculated on a consolidated basis for such Group Member and its Subsidiaries).
“Group Member Assets” means, for any Group Member, as of any date of determination, the total assets of such Group Member, determined in accordance with GAAP, calculated on an unconsolidated basis and by excluding all intercompany items (provided that, for the purpose of the determination of a Material Company solely as such term is used in Section 8.01(e), Group Member Assets shall be calculated on a consolidated basis for such Group Member and its Subsidiaries).
“Guaranteed Obligations” has the meaning set forth in Section 7.01.
“Guaranteed Parties” means the Agents, Lenders and Lender Counterparties and shall include, without limitation, all former Agents, Lenders, and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Lenders or Lender Counterparties and such Obligations have not been paid or satisfied in full.

“Guarantor” means (i)  [reserved], (ii) with respect to the Obligations of the Borrower, each Subsidiary Guarantor (if any), and (iii) with respect to all Obligations of any Subsidiary arising under any Hedge Agreement, Cash Management Agreement or Treasury Transaction, the Borrower. The Borrower is the only Guarantor as of the Closing Date.
“Guaranty” means the guaranty of each Guarantor set forth in Article VII.
“Hazardous Materials” means any pollutant, contaminant, chemical, waste, material or substance, exposure to which or Release of which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to human health and safety or to the indoor or outdoor environment, including petroleum, petroleum products, asbestos, urea formaldehyde, radioactive materials, polychlorinated biphenyls and toxic mold.
“Hedge Agreement” means an Interest Rate Agreement, a Commodity Agreement or a Currency Agreement entered into with a Lender Counterparty.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.
“Historical Financial Statements” means the (a) audited consolidated financial statements of the Borrower consisting of balance sheets, income statements and statements of stockholders’ equity and cash flows as of February 2, 2025 and February 4, 2024 and an unqualified audit report relating thereto; and (b) unaudited consolidated financial statements of the Borrower for most recently ended fiscal quarter (other than the fourth quarter of any fiscal year) ended 45 days prior to the Closing Date, or to the extent that such fiscal quarter is the fourth quarter of a fiscal year, ended 90 days prior to the Closing Date, and related income statements and statements of stockholders’ equity and cash flows.
“Increased-Cost Lender” has the meaning set forth in Section 2.23.
“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Finance Leases that is properly classified as a capitalized liability on a balance sheet in conformity with GAAP; (iii) obligations evidenced by bonds, debentures, notes or other similar instruments; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade accounts payable and accrued expenses in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person and any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument in each case to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP (it being understood that the amount of any such obligation shall be calculated in each case, in accordance with GAAP); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person (provided that if the recourse to such Person in respect of such indebtedness is limited solely to the property subject to such Lien, the amount of such indebtedness shall be deemed to be the fair market value (as determined in good faith by such Person) of the property subject to such Lien or the amount of such indebtedness if less); (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; provided such letter of credit is issued by a Person other than the Borrower and its Subsidiaries; (vii) [reserved], (viii) the net payments that such Person would have to make in the event of any early termination, on the date Indebtedness of such Person is being determined, in respect of any exchange traded or over the counter derivative transaction, including any Hedge Agreement, in each case, whether entered into for hedging or speculative purposes; provided, that in no event shall obligations under any derivative transaction be deemed “Indebtedness” for any purpose under Section 6.04 or for the purpose of calculating the Net Leverage Ratio unless such obligations relate to a derivatives transaction which has been terminated; (ix) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse in a factoring or similar transaction, other than in any such case any thereof sold solely for purposes of collection of delinquent accounts and (x) any Contingent Liability with respect to the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other necessary response action related to the Release or presence of any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including any of the foregoing in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by or against any Group Member, its Affiliates or any other Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, or the use or intended use of the proceeds of the credit facilities provided for herein, or any enforcement of any of the Loan Documents (including any enforcement of the Guaranty)); (ii) any fee letter delivered by any Agent or any Lender to the Borrower with respect to the transactions contemplated by this Agreement; (iii) any Environmental Claim relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any Group Member; or (iv) any Loan or the use of proceeds thereof.
“Indemnified Taxes” means any Taxes other than Excluded Taxes.
“Indemnitee” has the meaning set forth in Section 10.03(a).
“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, and the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.
“Interest Payment Date” means, with respect to:

(i) any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the Maturity Date; and
(ii) any Loan that is a Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, that in the case of each Interest Period of longer than three months, the “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.
“Interest Period” means, in connection with (I) a Term SOFR Loan an interest period of one, three or six months, as selected by the Borrower in the applicable Borrowing Notice or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, that (w) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (x) any Interest Period in respect of a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (y) and (z), of this definition, end on the last Business Day of a calendar month; and (y) no Interest Period with respect to any portion of any Class of Delayed Draw Term Loans shall extend beyond the Maturity Date.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the operations of the Group and not for speculative purposes.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
“IRS” means the United States Internal Revenue Service.
“JPM” has the meaning specified in the preamble hereto.
“Judgment Currency” has the meaning set forth in Section 10.25.
“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.
“Lender Counterparty” means (a) each Person counterparty to a Hedge Agreement, Cash Management Agreement or Treasury Transaction who is (or at the time such Hedge Agreement, Cash Management Agreement or Treasury Transaction was entered into, was) a Lender, an Agent or an Affiliate of any thereof and (b) any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, Cash Management Agreement or Treasury Transaction, ceases to be an Agent or a Lender, as the case may be.
“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement having the practical effect of any of the foregoing, but excluding, solely in the case of any assets owned by a Group Member in Australia or any Group

Member incorporated in Australia, any “security interest” as defined in section 12(3) of the Australian PPSA which, in any case, does not secure the payment of money or performance of obligations; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.
“Loan” means a Delayed Draw Term Loan, which may be a Base Rate Loan or a Term SOFR Loan.
“Loan Document” means any of this Agreement, the Notes, if any, and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of any Agent or any Lender in connection herewith on or after the Closing Date, as applicable.
“Loan Party” means the Borrower and each Guarantor.
“Margin Stock” has the meaning given in Regulation U of the Board of Governors as in effect from time to time.
“Material Adverse Effect” means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, operations or financial condition of the Group (other than any Securitization Subsidiary) taken as a whole; (ii) the ability of the Loan Parties (taken as a whole) to pay the Obligations under the Loan Documents; or (iii) the rights and remedies available to, or conferred upon, any Agent and any Lender or any other Guaranteed Party under any Loan Document in any manner (including the legality, validity, binding effect or enforceability of the Loan Documents against the Loan Parties) that would be prejudicial to the interests of the Guaranteed Parties, taken as a whole.

“Material Company” means (i) any Group Member that is listed in Schedule 1.01(g) or (ii) any Group Member that has (x) Group Member Adjusted EBITDA or (y) Group Member Assets representing, respectively, 5% or more of Consolidated EBITDA or Consolidated Total Assets. For this purpose:
(a)    the (i) Group Member Adjusted EBITDA and (ii) Group Member Assets will be determined from its financial statements upon which the latest audited financial statements of the Group have been based;
(b)    if a Subsidiary becomes a Group Member after the date on which the latest audited financial statements of the Group have been prepared, the (i) Group Member Adjusted EBITDA or (ii) Group Member Assets of that Subsidiary will be determined from its latest financial statements;
(c)    the (i) Consolidated EBITDA and (ii) Consolidated Total Assets will be determined from its latest audited financial statements, adjusted (where appropriate) to take into account pro forma adjustments of the type described in the definition of “Consolidated EBITDA” and “Consolidated Total Assets”, as applicable; and
(d)    if a Material Company disposes of all or substantially all of its assets to another Group Member, it will immediately cease to be a Material Company and the other Group Member (if it is not already) will immediately become a Material Company.
“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Borrower or any Subsidiary in an individual principal amount (or Net Mark-to-Market Exposure) of $150,000,000 or more.

“Material Intellectual Property” means any Intellectual Property that is material to the business of any Group Member.
“Maturity Date” means April 3, 2026.
“Mizuho” has the meaning specified in the preamble hereto.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.
“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
“Net Cash Proceeds” shall mean in connection with any issuance or sale of any Equity Interests (subject to the limitations set forth in Section 2.14(a)) or any issuance, sale or incurrence of Indebtedness (subject to the limitations set forth in Section 2.14(b)), the cash proceeds actually received from such issuance, sale or incurrence, but only as and when received, net of the sum, without duplication, of (i) all attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other fees and expenses actually incurred and (ii) the amount of all Taxes paid (or reasonably estimated to be payable), in each case in connection therewith.
“Net Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Total Net Debt as of such day to (ii) Consolidated EBITDA for the four-Fiscal-Quarter period ending on such date.
“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (viii) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date).
“Non-Consenting Lender” has the meaning set forth in Section 2.23.
“Non-U.S. Lender” has the meaning set forth in Section 2.20(c).
“Note” means a Delayed Draw Term Loan Note.
“Notice” means a Borrowing Notice or a Conversion/ Continuation Notice.
“Obligations” means all obligations of every nature of each Loan Party (and, in the Borrower’s sole discretion, any obligations of a Subsidiary under Hedge Agreements, Cash Management Agreements and Treasury Transactions), including obligations from time to time owed to Guaranteed Parties, under any Loan Document, Hedge Agreement, Cash Management Agreement or Treasury Transaction whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy, would have accrued on any Obligation, whether or not a claim is allowed for such interest in the related bankruptcy proceeding), payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise; provided, that at no time shall Obligations include any Excluded Swap Obligations.
“Organizational Documents” means, with respect to any Person, all formation, organizational and governing documents, instruments and agreements, including (i) with respect to any corporation, its certificate or articles of incorporation or organization, memorandum of association, articles of association and/or its by-laws, any memorandum of incorporation or other constitutional documents, (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement (if any) and (iv) with respect to any limited liability company, its certificate of incorporation or formation (and any amendments thereto), certificate of incorporation on change of name (if any), its memorandum and articles of association (if any), its articles of organization (if any), the shareholders’ list (if any) and its limited liability company agreement, business registration certificate and/or operating agreement. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document.
“Parent Entity” has the meaning set forth in the definition of “Change of Control”.
“Participant Register” has the meaning set forth in Section 10.06(g)(iv).
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56.
“Payment in Full” or “Paid in Full” means the payment in full of all Obligations (other than obligations under Hedge Agreements, Cash Management Agreements or Treasury Transactions not yet due and payable and contingent obligations not yet due and payable) and termination of all Delayed Draw Commitments to lend under this Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 or Section 430 of the Internal Revenue Code or Title IV or Section 302 or Section 303 of ERISA.
“Periodic Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.
“Permitted Liens” means:
(a)    Liens granted by any Subsidiary of the Borrower in favor of the Borrower or any other Subsidiary of the Borrower;
(b)    Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not overdue for a period of more than 30 days or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;
(c)    Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations, retentions of title or documentary credit transactions arising in the ordinary course of business;
(d)    Liens (other than Liens created or imposed under ERISA) incurred or deposits made by the Borrower and its Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
(e)    Liens in connection with judgment bonds so long as the enforcement of such Liens is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings and as to which appropriate reserves are being maintained in accordance with generally accepted accounting practices;
(f)    zoning restrictions, easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes;
(g)    leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole and any interest of title of any lessor under any lease;
(h)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(i)    normal and customary rights of setoff or pledge upon deposits of cash in favor of banks or other depository institutions and Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;
(j)    Liens on any inventory of the Borrower or any of its Subsidiaries in favor of a vendor of such inventory, arising in the normal course of business upon its sale to the Borrower or any such Subsidiary;
(k)    Liens in respect of licensing of Intellectual Property in the ordinary course of business;
(l)    protective UCC filings or Australian PPSR registrations with respect to any leased, consigned or bailed personal property;
(m)    Liens on insurance policies and the proceeds thereof securing the financing or payment of premiums with respect thereto in the ordinary course of business, to the extent not exceeding the amount of such premiums;
(n)    Liens incurred in the ordinary course of business on the proceeds of prepaid cards or stored value cards; and

(o)    Liens on cash or cash equivalents that are the proceeds of any Indebtedness issued in escrow or that have been deposited pursuant to discharge, redemption or defeasance provisions under the indenture or similar instrument governing any such Indebtedness.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“Platform” means IntraLinks, SyndTrak or another relevant website or other information platform through which the Lenders can receive information.
“Pricing Level Adjustment” means, for purposes of determining the Applicable Margin and the Applicable Delayed Draw Commitment Fee Percentage, (a) if the Public Debt Rating shall fall within a different pricing level than the Net Leverage Ratio, the Applicable Margin and the Applicable Delayed Draw Commitment Fee Percentage shall be based upon the lower pricing level unless such Public Debt Rating and Net Leverage Ratio differ by two or more pricing levels, in which case the applicable pricing level will be deemed to be one pricing level below the higher of such pricing levels, (b) if only one of S&P and Moody’s have in effect a Public Debt Rating, the Applicable Margin and the Applicable Delayed Draw Commitment Fee Percentage shall be determined by reference to the available rating, (c) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Public Debt Ratings component (but not, for the avoidance of doubt, the Net Leverage Ratio component) of the applicable margin and the commitment fee shall be set in accordance with pricing level V under the charts set forth in the definition of “Applicable Margin” and “Applicable Delayed Draw Commitment Fee Percentage ”, as applicable, (d) if the Public Debt Ratings established by S&P and Moody’s shall fall within different pricing levels, the Applicable Margin and the Applicable Delayed Draw Commitment Fee Percentage shall be based upon the higher rating unless such ratings differ by two or more pricing levels, in which case the applicable pricing level will be deemed to be one pricing level below the higher of such pricing levels, (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be, and (f) if the Borrower fails to deliver the financial statements or Compliance Certificate within the time period specified in Section 5.08(a) or (b), as applicable, then, during the period from the date such financial statements or Compliance Certificate were required to have been delivered until delivery, the Net Leverage Ratio component (but not, for the avoidance of doubt, the Public Debt Ratings component) of the Applicable Margin for the Delayed Draw Term Loans shall be set in accordance with pricing level V under the chart set forth under the definition “Applicable Margin” and the Net Leverage Ratio component (but not, for the avoidance of doubt, the Public Debt Ratings component) of the Applicable Delayed Draw Commitment Fee Percentage shall be set in accordance with pricing level V under the chart set forth under the definition “Applicable Delayed Draw Commitment Fee Percentage”, as applicable.
“Prime Rate” has the meaning set forth in the definition of “Base Rate”.
“Principal Office” means, for the Administrative Agent, such Person’s “Principal Office” which may include such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Borrower and each Lender.
“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Delayed Draw Term Loans and Delayed Draw Commitments of any Lender the percentage obtained by dividing (x) the Delayed Draw Term Loan Exposure of that Lender by (y) the aggregate Delayed Draw Term Loan Exposure of all Lenders.

“Protected Person” means each Agent, Arranger, Bookrunner, any other agent or co-agent (if any) designated by the Bookrunners with respect to the credit facilities hereunder and each Lender and the officers, partners, members, directors, trustees, shareholders, advisors, employees, representatives, attorneys, controlling persons, agents and Affiliates of each Agent, Arranger, Bookrunner, other agent or co-agent (if any) designated by the Bookrunners with respect to the credit facilities hereunder and Lender.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Debt Rating” means, as of any date, the public rating that has been most recently announced by S&P and/or Moody’s, as the case may be, with respect to the senior, unsecured, non-credit enhanced, long-term debt of the Borrower, or if any such rating agency shall have issued more than one such public rating, the lowest such public rating issued by such rating agency.
“Qualified Securitization Financing” means any transaction or series of transactions entered into by a Group Member pursuant to which such Group Member, sells, conveys, contributes, assigns, grants an interest in or otherwise transfers to a Securitization Subsidiary, Securitization Assets (and/or grants a security interest in such Securitization Assets transferred or purported to be transferred to such Securitization Subsidiary), and which Securitization Subsidiary funds the acquisition of such Securitization Assets (i) with cash, (ii) through the issuance to such Group Member of Seller’s Retained Interests or an increase in such Seller’s Retained Interests, and/or (iii) with proceeds from the sale, pledge or collection of Securitization Assets.
“Qualifying Acquisition” shall mean any Subject Acquisition with Acquisition Consideration of at least $200,000,000.
“Real Estate Assets” means, at any time of determination, any interest (fee or leasehold) then owned by the Borrower or any of its Subsidiaries in any real property.
“Register” has the meaning set forth in Section 2.07(b).
“Regulation” has the meaning set forth in Section 4.21.
“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.
“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time.
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Relevant Jurisdiction” means, in relation to a Loan Party: (i) its jurisdiction of organization; (ii) any jurisdiction where its material assets are situated; and (iii) any jurisdiction where it conducts its business.
“Replacement Lender” has the meaning set forth in Section 2.23.
“Required Lenders” means one or more Lenders having or holding Delayed Draw Term Loan Exposure and representing more than 50.0% of the aggregate Delayed Draw Term Loan Exposure of all Lenders.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“S&P” means Standard & Poor’s Financial Services LLC.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Office of the Superintendent of Financial Institutions, the European Union or His Majesty’s Treasury of the United Kingdom and (b) any Person majority-owned or controlled by any such Person or Persons described in the foregoing clause (a).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the European Union or His Majesty’s Treasury of the United Kingdom or (c) the Office of the Superintendent of Financial Institutions.
“SEC” means the United States Securities and Exchange Commission and any successor Governmental Authority performing a similar function.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Securitization Assets” means any accounts receivable owed to a Group Member (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable and which are sold, conveyed, contributed, assigned, pledged or otherwise transferred by such Group Member to a Securitization Subsidiary.
“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant with respect to such Securitization

Assets, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set, counterclaim or other dilution of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller, but in each case, not as a result of such receivable being or becoming uncollectible for credit reasons.
“Securitization Subsidiary” means a Wholly-Owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which any Group Member makes an investment and to which such Group Member transfers, contributes, sells, conveys or grants a security interest in Securitization Assets) that engages in no activities other than in connection with the acquisition and/or financing of Securitization Assets of the Group, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (or a duly authorized committee thereof) or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by any Group Member, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates any Group Member, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset (other than Securitization Assets) of any Group Member, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which no Group Member, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than (i) the applicable receivables purchase agreements and related agreements, in each case, having reasonably customary terms, or (ii) on terms which the Borrower reasonably believes to be no less favorable to the applicable Group Member than those that might be obtained at the time from Persons that are not Affiliates of the Group and (c) to which no Group Member other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Borrower (or a duly authorized committee thereof) or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the Board of Directors of the Borrower (or a duly authorized committee thereof) or such other Person giving effect to such designation and a certificate executed by an Authorized Officer certifying that such designation complied with the foregoing conditions.
“Seller’s Retained Interests” means the debt or Equity Interests held by any Group Member in a Securitization Subsidiary to which Securitization Assets have been transferred, including any such debt or equity received as consideration for or as a portion of the purchase price for the Securitization Assets transferred, or any other instrument through which such Group Member has rights to or receives distributions in respect of any residual or excess interest in the Securitization Assets.
“SOFR” means, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Rate Day” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.
“Solvency Certificate” means a Solvency Certificate of the Financial Officer substantially in the form of Exhibit E-2.
“Solvent” means, with respect to the Group on a consolidated basis, that as of the date of determination, (a) the sum of the Group’s debt (including contingent liabilities) does not exceed the present fair saleable value of the Group’s present assets; (b) the Group’s capital is not unreasonably small in relation to its business as of the date of determination; and (c) the Group has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, Indebtedness beyond its ability to pay such Indebtedness as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Standard Securitization Undertakings” means representations, warranties, covenants, Securitization Repurchase Obligations and indemnities entered into by any Group Member that are reasonably customary in accounts receivable securitization transactions.
“Subject Acquisition” means any acquisition by the Borrower and/or any of its Wholly-Owned Subsidiaries of, or any transaction that results in the Borrower and/or any of its Wholly-Owned Subsidiaries owning, whether by purchase, merger, exclusive inbound license, transfer of rights under copyright or otherwise, all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50.0% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding; provided, further, that for purposes of Article IV and Article V, no Securitization Subsidiary shall be considered a Subsidiary of the Borrower; provided, further, that, notwithstanding anything contained herein or otherwise, for purposes of this Agreement and any other Loan Document, the CKI Trust shall not be considered a Subsidiary of the Borrower; and provided, further, that, unless the context otherwise requires, a Subsidiary shall mean a direct or indirect Subsidiary of the Borrower.
“Subsidiary Guarantor” means each Subsidiary that has guaranteed the Obligations of the Borrower pursuant to Section 7.01(b) hereof until such time as such Subsidiary is released from its Guaranty pursuant to Section 7.11 hereof; provided that, in no event shall any of the following Persons be included as a Subsidiary Guarantor:
(a)    a Foreign Subsidiary; and

(b)    a CFC Holdco.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (and interest, fines, penalties and additions related thereto) of any nature and whatever called, imposed, levied, collected, withheld or assessed by any Governmental Authority.
“Term SOFR” means,
(a)    for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, plus the Applicable SOFR Adjustment; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator, plus the Applicable SOFR Adjustment; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR other than pursuant to clause (z) of the definition of “Base Rate”.

“Term SOFR Reference Rate” means the rate per annum determined by the Administrative Agent (in its reasonable discretion and in a manner consistent with then-prevailing market practice) as the forward-looking term rate based on SOFR.
“Terminated Lender” has the meaning set forth in Section 2.23.
“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other Credit Extensions, the use of the proceeds thereof and all transactions in connection with or related to the foregoing and the payment of fees, costs and expenses relating to each of the foregoing.
“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price and not for speculative purposes.
“Type of Loan” means a Base Rate Loan or a Term SOFR Loan.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unrestricted Cash” means, with respect to any Person, as of any date of determination, cash or cash equivalents of such Person and its Subsidiaries that would not appear as “restricted”, in accordance with GAAP, on a consolidated balance sheet of such Person and its Subsidiaries as of such date.
“U.S.” means the United States of America.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Lender” has the meaning set forth in Section 2.20(c).
“Voting Stock” has the meaning set forth in the definition of “Change of Control”.
“Wholly-Owned Subsidiary” means, with respect to any Person, any other Person all of the Equity Interests of which (other than (x) directors’ qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person directly and/or indirectly through other wholly-owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to Lenders pursuant to Sections 5.08(a) and 5.08(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for thereunder, if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in material conformity with GAAP; provided, that if a change in GAAP would materially change the calculation of the financial covenants, standards or terms of this Agreement, (i) the Borrower shall provide prompt notice of such change to the Administrative Agent and (ii) the Borrower or the Administrative Agent may request that such calculations continue to be made in accordance with GAAP without giving effect to such change (in which case the Borrower, the Administrative Agent and the Lenders agree to negotiate in good faith to amend the provisions hereof to eliminate the effect of such change in GAAP, but until such amendment is entered into, the calculations shall be made in accordance with GAAP without giving effect to such change).
Section 1.03Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Article, Section, Schedule or Exhibit shall be to an Article, a Section, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The terms lease and license shall include sub-lease and sub-license, as applicable. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein or therein, any reference in this Agreement or any other Loan Document to any agreement, document or instrument shall mean such agreement, document or instrument as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement or such Loan Document. For all purposes under the Loan Documents, in connection with any division or “plan of division” under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.04Basket Calculations.
(a)[reserved].
(b)[reserved].
(c)For purposes of determining compliance with Sections 6.01, 6.02, and 6.03, (i) with respect to any amount of (w) cash on deposit, (x) the incurrence of Liens, (y) the conveyance, transfer, lease, or disposition of assets or (z) the incurrence of Indebtedness (each, a “Covenant Transaction”) in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Covenant Transaction is incurred or made, and (ii) with respect to any Covenant Transaction incurred or made in reliance on a provision that makes reference to a percentage of Consolidated Net Worth, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in the amount of Consolidated Net Worth occurring after the time such Covenant Transaction is incurred or made in reliance on such provision.
(d)For purposes of determining compliance with the Net Leverage Ratio, the amount of any Indebtedness denominated in any currency other than Dollars will be converted into Dollars based on the relevant currency exchange rate in effect on the date of the financial statements on which the applicable Consolidated EBITDA is calculated. For purposes of determining compliance with Sections 6.01, 6.02, and 6.03, with respect to the amount of any Covenant Transaction in a currency other than Dollars, such amount (i) if incurred or made in reliance on a fixed Dollar basket, will be converted into Dollars based on the relevant currency exchange rate in effect on the Closing Date, and (ii) if incurred in reliance on a percentage basket, will be converted into Dollars based on the relevant currency exchange rate in effect on the date such Covenant Transaction is incurred or made and such percentage basket will be measured at the time such Covenant Transaction is incurred or made.
(e)[reserved].
(f)[reserved].
Section 1.05[Reserved].
Section 1.06[Reserved].
Section 1.07Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, Term SOFR, Daily Simple SOFR or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, Term SOFR, Daily Simple SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, Term SOFR, Daily Simple SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The

Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, Term SOFR, Daily Simple SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Article II.
LOANS
Section 2.01Delayed Draw Term Loans.
(a)Delayed Draw Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make its Delayed Draw Commitment Percentage of Delayed Draw Term Loans in Dollars to the Borrower from time to time (but, in any event, on no more than four (4) occasions) from the Closing Date to, but not including, the Delayed Draw Commitment Termination Date, as requested by the Borrower in accordance with the terms of Section 2.01(b); provided that (x) after giving effect to any amount requested, no Lender’s Delayed Draw Commitment shall be less than zero and (y) no more than four (4) Delayed Draw Term Loans may be made hereunder. Each Delayed Draw Term Loan by a Lender shall be in a principal amount equal to such Lender’s Delayed Draw Commitment Percentage multiplied by the aggregate principal amount of Delayed Draw Term Loans requested on such occasion. Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.12, 2.13(a) and 2.14, all amounts owed hereunder with respect to the Delayed Draw Term Loans shall be paid in full no later than the Maturity Date.
(b)Borrowing Mechanics for Delayed Draw Term Loans.
(i)(x) Delayed Draw Term Loans that are Base Rate Loans shall be made in a minimum amount of $50,000,000 and integral multiples of $1,000,000 in excess of that amount and (y) Delayed Draw Term Loans that are Term SOFR Loans shall be in a minimum amount of $50,000,000 and integral multiples of $1,000,000 in excess of that amount.
(ii)Whenever the Borrower desires that Lenders make Delayed Draw Term Loans to it, the Borrower shall deliver to the Administrative Agent a fully executed Borrowing Notice no later than 11:00 a.m. (New York City time) (A) at least three Business Days in advance of the proposed Credit Date in the case of a Delayed Draw Term Loan that is a Term SOFR Loan and (B) at least one Business Day in advance of the proposed Credit Date in the case of a Delayed Draw Term Loan that is a Base Rate Loan. Except as otherwise provided herein, a Borrowing Notice for a Delayed Draw Term Loan that is a Term SOFR Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith.
(iii)Notice of receipt of each Borrowing Notice in respect of Delayed Draw Term Loans, together with the amount of each Lender’s Pro Rata Share thereof and the applicable interest rate, shall be provided by the Administrative Agent to each Lender electronically or by telefacsimile with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 11:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Notice from the Borrower. Each Lender shall make the amount of its applicable Delayed Draw Term Loan available to the

Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars at the Principal Office designated by the Administrative Agent.
(iv)Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of Delayed Draw Term Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds equal to the proceeds of all such Delayed Draw Term Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or such other account as may be designated in writing to the Administrative Agent by the Borrower.
Section 2.02[Reserved].
Section 2.03[Reserved].
Section 2.04[Reserved].
Section 2.05Pro Rata Shares; Availability of Funds; Affiliates.
(a)Pro Rata Shares. All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares of the applicable Class of Loans, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Delayed Draw Commitments of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.
(b)Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter, at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent at the Base Rate. Nothing in this Section 2.05(b) shall be deemed to relieve any Lender from its obligation to fulfill its Delayed Draw Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(c)Affiliates. Each Lender may, at its option, make any Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) any Lender that exercises such option shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than such Lender would have been entitled to receive had such option not been exercised.

Section 2.06Use of Proceeds. The proceeds of the Delayed Draw Term Loans will be used by the Borrower for working capital or other general corporate purposes of the Borrower or any of its Subsidiaries. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.
Section 2.07Evidence of Debt; Register; Notes.
(a)Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.
(b)Register. The Administrative Agent (or its agent or sub-agent appointed by it) acting for this purpose a non-fiduciary agent of the Borrower shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Delayed Draw Commitment and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice and upon request (which may not be made more than once per month) the Administrative Agent shall provide a copy of the information in the Register to the Borrower. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Delayed Draw Commitments and the Loans in accordance with the provisions of Section 10.06, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.07, and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and Affiliates shall constitute “Indemnitees.”
(c)Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least five Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Delayed Draw Term Loans.
Section 2.08Interest on Loans.
(a)Except as otherwise set forth herein, each Class of Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
(i)if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
(ii)if a Term SOFR Loan, at the Term SOFR plus the Applicable Margin.
(b)The Type of Loan and, in the case of a Term SOFR Loan, the Interest Period with respect to such Term SOFR Loan shall be selected by the Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Borrowing Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Borrowing Notice or Conversion/Continuation Notice has not been delivered to the

Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
(c)In connection with Term SOFR Loans there shall be no more than six Interest Periods outstanding at any time in respect of the Delayed Draw Term Loans. In the event the Borrower fails to specify between a Base Rate Loan or a Term SOFR Loan in the applicable Borrowing Notice or Conversion/Continuation Notice for any Loan denominated in Dollars, such Loan (if outstanding as a Term SOFR Loan) shall be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan shall remain as, or (if not then outstanding) shall be made as, a Base Rate Loan). In the event the Borrower fails to specify an Interest Period for any Term SOFR Loan in the applicable Borrowing Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 11:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Term SOFR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.
(d)Interest payable pursuant to Section 2.08(a) shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be and (ii) in the case of Term SOFR Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or the last Interest Payment Date with respect to a Loan or, with respect to a Base Rate Loan being converted from a Term SOFR Loan, the date of conversion of such Term SOFR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Term SOFR Loan, the date of conversion of such Base Rate Loan to such Term SOFR Loan, as the case may be, shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
(e)Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears (i) on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) upon any prepayment of such Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; provided, that with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date and (iii) at maturity of such Loan, including final maturity of such Loan.
Section 2.09Conversion/Continuation.
(a)Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the option:
(i)to convert at any time all or any part of any Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, that a Term SOFR Loan may only be converted on the expiration of the Interest Period applicable to such Term SOFR Loan unless the Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii)upon the expiration of any Interest Period applicable to any Term SOFR Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Term SOFR Loan;
provided that, for the avoidance of doubt, no conversion or continuation of any Loan pursuant to this Section 2.09 shall affect the currency in which such Loan is denominated prior to any such conversion or continuation and each such Loan shall remain outstanding denominated in the currency originally issued.
(b)The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan), and at least three Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a Term SOFR Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Term SOFR Loans, shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.
Section 2.10Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.01(a), 8.01(c) (in the case of a failure to perform or comply with any term or condition contained in Section 6.04), or 8.01(e), and, at the request of the Required Lenders, any other Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate (the “Default Rate”) that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, that, in the case of Term SOFR Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such Term SOFR Loans shall thereupon become Base Rate Loans, as applicable, and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.
Section 2.11Fees.
(a)The Borrower agrees to pay to each Lender (other than Defaulting Lenders) commitment fees for the period beginning on the Commitment Fee Holiday Expiration Date through the Delayed Draw Commitment Termination Date, equal to for each day (1) the actual daily amount of unfunded and outstanding Delayed Draw Commitments of such Lender, times (2) the Applicable Delayed Draw Commitment Fee Percentage.
(b)Solely to the extent that any Delayed Draw Term Loans are outstanding on the Duration Fee Date, the Borrower agrees to pay to each Lender (other than Defaulting Lenders), on the Duration Fee Date, an amount equal to 0.50% of the outstanding principal amount of the Delayed Draw Term Loans of such Lender as of the Duration Fee Date.
(c)The fees referred to in Section 2.11(a) and Section 2.11(b) shall be paid in Dollars to the Administrative Agent at its Principal Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(d)The fees referred to in Section 2.11(a) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Commitment Fee Holiday Expiration Date, and on the Delayed Draw Commitment Termination Date.
(e)In addition to any of the foregoing fees, the Borrower agrees to pay to Agents such other fees (such as administrative agency fees) in the amounts and at the times separately agreed upon.
Section 2.12Repayment of Loans. On the Maturity Date, the Borrower shall pay to the Administrative Agent, for the ratable accounts of the Lenders, the outstanding principal amount of all Delayed Draw Term Loans, together with accrued interest to the date of such payment on the principal amount repaid.
Section 2.13Voluntary Prepayments/Commitment Reductions.
(a)Voluntary Prepayments.
(i)Any time and from time to time (1) with respect to Base Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; and (2) with respect to Term SOFR Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of, $5,000,000 and integral multiples of $1,000,000 in excess of that amount, in each case, without premium or penalty except as described in Section 2.18(c).
(ii)All such prepayments shall be made (1) upon not less than one Business Day’s prior written notice in the case of Base Rate Loans; and (2) upon not less than three Business Days’ prior written notice in the case of Term SOFR Loans, in each case, given to the Administrative Agent, by 12:00 p.m. (New York City time) on the date required (and the Administrative Agent shall promptly transmit such original notice electronically or by telefacsimile or telephone to each applicable Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that such a notice may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or the occurrence of any other transactions, in which case such notice may be revoked by the Borrower if such condition is not satisfied. Any such voluntary prepayment shall be applied as specified in Section 2.15.
(b)Voluntary Commitment Reductions.
(i)The Borrower may, upon not less than three Business Days’ prior written notice to the Administrative Agent (which written notice the Administrative Agent shall promptly transmit electronically or by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Delayed Draw Commitments; provided, that any such partial reduction of the applicable Delayed Draw Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Delayed Draw Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the applicable Delayed Draw Commitments of each Lender proportionately to its Pro Rata Share thereof; provided that such a notice may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or the occurrence of any other transactions, in which case such notice may be revoked by the Borrower if such condition is not satisfied. Notwithstanding anything to the contrary contained in this Section 2.13(b)(ii) or any other provision of this Agreement, the Borrower may reduce the Delayed Draw Commitment of any Defaulting Lender, such reduction to be subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).
Section 2.14Mandatory Prepayments and Commitment Reductions.
(a)In the event and on each occasion that, on or after the Closing Date, the Borrower receives Net Cash Proceeds in respect of any issuance or sale of Equity Interests of the Borrower (other than (i) issuances pursuant to any Employee Benefit Plan or other benefit or employee incentive arrangement or (ii) issuances by the Borrower to its Subsidiaries), then, no later than two (2) Business Days after receipt by the Borrower of any such Net Cash Proceeds, the Borrower shall notify the Administrative Agent of the loan prepayment and/or commitment reduction required by this Section 2.14(a) (including the amount thereof) and, no later than the fifth (5th) Business Day following the date of receipt by the Borrower of such Net Cash Proceeds, first, the Borrower shall prepay any outstanding Delayed Draw Term Loans and, second, any Delayed Draw Commitments shall be permanently reduced, in each case as set forth in Section 2.15(b), in an aggregate amount equal to the lesser of (x) 100% of such Net Cash Proceeds and (y) the aggregate amount of the then-outstanding Delayed Draw Term Loans and Delayed Draw Commitments.
(b)In the event and on each occasion that, on or after the Closing Date, the Borrower receives Net Cash Proceeds in respect of the issuance, sale or incurrence of any Indebtedness of any Group Member referred to in clauses (i) or (iii) of the definition of Indebtedness (other than (i) capital leases or equipment financings, (ii) any Revolving Loans (as defined in the 2022 Credit Agreement) incurred by the Borrower or any of its Subsidiaries under the 2022 Credit Agreement, (iii) any Delayed Draw Term Loans (as defined in the 2025 DDTL Credit Agreement) incurred by the Borrower under the 2025 DDTL Credit Agreement, (iv) intercompany debt between such entities, (v) borrowings under ordinary course working capital, letter of credit, factoring, securitization, commercial paper backstop or overdraft facilities, (vi) issuances of commercial paper and (vii) under this Agreement), then, no later than two (2) Business Days after receipt by the Borrower of any such Net Cash Proceeds, the Borrower shall notify the Administrative Agent of the loan prepayment and/or commitment reduction required by this Section 2.14(b) (including the amount thereof) and, no later than the fifth (5th) Business Day following the date of receipt by any Group Member of any such Net Cash Proceeds, first, the Borrower shall prepay any outstanding Delayed Draw Term Loans and, second, any Delayed Draw Commitments shall be permanently reduced, in each case as set forth in Section 2.15(b), in an aggregate amount equal to the lesser of (x) 100% of such Net Cash Proceeds and (y) the aggregate amount of the then-outstanding Delayed Draw Term Loans and Delayed Draw Commitments.
(c)On the Delayed Draw Commitment Termination Date, the Delayed Draw Commitments shall automatically and permanently be reduced to zero.

(d)Upon the making of any Delayed Draw Term Loan, the Delayed Draw Commitments shall automatically and permanently be reduced by an amount equal to the principal amount of such Delayed Draw Term Loan.
Section 2.15Application of Prepayments/Reductions
(a)Application of Voluntary Prepayments. All voluntary prepayments of Loans pursuant to Section 2.13(a) shall be allocated on a pro rata basis as among the Lenders.
(b)Application of Mandatory Prepayments and Commitment Reductions. All mandatory prepayments of Delayed Draw Term Loans and mandatory reductions of Delayed Draw Commitments pursuant to Section 2.14(a) and Section 2.14(b) shall be allocated on a pro rata basis as among the Lenders.
(c)Application of Prepayments of Loans to Base Rate Loans and Term SOFR Loans. Considering each Loan being prepaid separately, any prepayment of Loans shall be applied first to Base Rate Loans, to the full extent thereof before application to Term SOFR Loans in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.18(c).
Section 2.16General Provisions Regarding Payments.
(a)All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition (other than any security or quasi-security arising in connection with any cash pooling, netting or set-off arrangement entered into by any Group Member in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances (including any security or quasi-security granted in favor of the financial institution with whom such arrangements are entered into in order to secure obligations under such arrangements and including an ancillary facility which is an overdraft comprising more than one account)), and delivered to the Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office designated by the Administrative Agent for the account of Lenders. For purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.
(b)All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Base Rate Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.
(c)The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each applicable Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.
(d)Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Term SOFR Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)Subject to the provisos set forth in the definition of “Interest Period” and “Interest Payment Date”, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Delayed Draw Commitment fees hereunder.
(f)The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time), to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt electronic or telephonic notice (confirmed in writing) to the Borrower and each applicable Lender if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a).
(g)If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations under the Loan Documents shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by any Agent hereunder in respect of any of the Obligations under the Loan Documents shall be applied in accordance with the application arrangements described in Section 2.15(c).
Section 2.17Ratable Sharing. The Lenders agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The provisions of this Section 2.17 shall not be construed to apply to (a) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it. The provisions of this Section 2.17 are subject to any security or quasi-security arising in connection with any cash pooling, netting or set-off arrangement entered into by any Group Member in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances.
Section 2.18Making or Maintaining Term SOFR Loans .
(a)Inability to Determine Applicable Interest Rate.

(i)Subject to Section 2.27, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined in accordance with the terms of this Agreement on or prior to the first day of any Interest Period, the Administrative Agent will promptly so notify the Borrower and each Lender (electronically or by telefacsimile or by telephone confirmed in writing). Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended (to the extent of the Term SOFR Loans or the affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of or conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or the affected Interest Periods) or, failing that, in the case of any request for a Term SOFR based borrowing, then such request shall be ineffective and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans on the last day of the then-current Interest Period for such affected Term SOFR Loans, in each case, so long as such circumstances remain in effect. Upon any such conversion, the Borrower shall also pay any additional amounts required pursuant to Section 2.18(c).
(ii)If the Administrative Agent determines pursuant to Section 2.18(a)(i) (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined in accordance with the terms of this Agreement, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (z) of the definition of “Base Rate” until the Administrative Agent revokes such determination.
(b)Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to Term SOFR, or to determine or charge interest rates based upon Term SOFR, then, upon notice thereof by such Lender (such Lender, an “Affected Lender”) to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (b) the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the applicable Benchmark in the definition of “Base Rate”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Term SOFR Loans of such Lender to Base Rate Loans (provided that the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to Term SOFR in the definition of “Base Rate”), on the last day of the then-current Interest Period therefor and (ii) if necessary to avoid such illegality, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to Term SOFR in the definition of “Base Rate” until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay any additional amounts required pursuant to Section 2.18(c).

(c)Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Term SOFR Loans, and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender actually sustains as a direct result of any of the following circumstances: (i) if for any reason (other than a default by such Lender) a borrowing of any Term SOFR Loan does not occur on a date specified therefor in a Borrowing Notice, or a conversion to or continuation of any Term SOFR Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Term SOFR Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Term SOFR Loans is not made on any date specified in a notice of prepayment given by the Borrower .
(d)Booking of Term SOFR Loans. Any Lender may make, carry or transfer Term SOFR Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender.
Section 2.19Increased Costs; Capital Adequacy.
(a)Compensation For Increased Costs. In the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including, notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith regardless of the date enacted, adopted or issued (but only to the extent actually implemented)), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law and including all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, regardless of the date enacted, adopted or issued (but only to the extent actually implemented)): (i) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (ii) imposes any other condition on or affecting such Lender (or its applicable lending office) or its obligations hereunder, and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, this Section 2.19(a) shall not apply to any Excluded Taxes or Indemnified Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
(b)Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity requirements, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in each case that becomes effective after the date hereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive issued or made after the date hereof regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency (including, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, regardless in the case of clauses (i) and (ii) of the date enacted, adopted or issued (but in the case of clauses (i) and (ii) only to the extent actually implemented)), has or would have the effect of reducing the rate of return on the capital of such Lender or any Person controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Delayed Draw Commitment or other obligations hereunder with respect to the Loans, to a level below that which such Lender or such controlling Person could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling Person with regard to capital adequacy or liquidity requirements), then from time to time, within five Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as shall compensate such Lender or such controlling Person on an after-tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
Section 2.20Taxes; Withholding, Etc.
(a)Payments to Be Free and Clear. Any and all sums payable by or on behalf of any Loan Party hereunder and under any other Loan Document shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding for or on account of, any Tax.
(b)Withholding of Taxes. If any Loan Party or any other Person is required by law to make any deduction or withholding for or on account of any Tax from any sum paid or payable by or on behalf of any Loan Party to the Administrative Agent or any Lender under any of the Loan Documents: (i) the applicable Loan Party shall notify the Administrative Agent in writing of any such requirement or any change in any such requirement as soon as the applicable Loan Party becomes aware of it; (ii) the Borrower shall timely pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on the Administrative Agent or such Lender) on behalf of and in the name of the Administrative Agent or such Lender, as the case may be to the relevant Governmental Authority in accordance with law; (iii) if such Tax is an Indemnified Tax, then the sum payable by such Loan Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made (after taking into account any additional deduction, withholding or payment of any Indemnified Taxes on such increased payment); and (iv) as soon as practicable after any payment of Tax by a Loan Party, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(c)Evidence of Exemption From, or Reduction of, Withholding Tax. Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable requirements of law and reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable requirements of law and any other information as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in (c)(i) and (ii) below, the immediately subsequent sentence and, in the case of a U.S. Lender, the IRS Form W-9) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the foregoing sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Without limiting the generality of the foregoing, each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) (for this purpose, including any Delayed Draw Commitment with respect thereto) shall, to the extent it is legally entitled to do so, deliver to the Administrative Agent for transmission to the Borrower, on or prior to the Closing Date or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender, and at such other times as may be prescribed by law or as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), (i) two copies of IRS Form W-8BEN or W-8BEN-E, as applicable (claiming the benefits of any applicable income tax treaty), W-8ECI, W-8EXP and/or W-8IMY (or, in each case, any successor forms), as applicable, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code or reasonably requested by the Borrower or the Administrative Agent to establish that such Lender is not subject to (or is subject to a reduced rate of) (or, in the case such Lender is not the beneficial owner, such Lender’s beneficial owners are not subject to (or are subject to a reduced rate of)) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and is relying on the so-called “portfolio interest exemption,” a Certificate re Non-Bank Status together with two copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code or reasonably requested by the Borrower or the Administrative Agent to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two copies of IRS Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is exempt from United States backup withholding tax. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence (including, for the avoidance of doubt, in the case of a Non-U.S. Lender that is not the beneficial owner, any such forms, certificates or other evidence relating to a beneficial owner provided pursuant to Section 2.20(c)(i)), whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Administrative Agent and the Borrower two new copies of IRS Form W-8BEN, W-8-BEN-E, W-8ECI, W-8IMY, W-8EXP and/or W-9 (or, in each case, any successor form), or a Certificate re Non-Bank Status, as the case may be, properly completed and duly executed by such Lender (or Lender’s beneficial owner, as applicable), and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower or the Administrative Agent to confirm or establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents, or notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence. The Borrower shall not be required to pay any additional amount to any Non-U.S. Lender under Section 2.20(b)(iii) with respect to Indemnified Taxes imposed by reason of such Lender’s failure (1) to deliver the forms, certificates or other evidence required by this Section 2.20(c) or (2) to notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, that if such Lender shall have satisfied the requirements to deliver forms, certificates or other evidence under this Section 2.20(c) on the date of the Assignment Agreement pursuant to which it became a Lender, nothing in this last sentence of Section 2.20(c) shall relieve any Loan Party of its obligation to pay any additional amounts pursuant to this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof that becomes effective after such date, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.
(d)Without limiting the provisions of Section 2.20(b), each Loan Party shall timely pay, or at the option of the Administrative Agent timely reimburse it for the payment of, all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. Each Loan Party or the Borrower shall deliver to the Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to the Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.
(e)If the Administrative Agent or a Lender receives a refund of any amount as to which the Borrower has made any payments pursuant to this Section 2.20, the Administrative Agent or such Lender shall pay over any such refund to the Borrower (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of the Administrative Agent’s or such Lender’s expenses and out-of-pocket costs (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (including any applicable interest, fees and penalties) in the event that the Administrative Agent or such Lender is required to repay such refund to the relevant Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the Administrative Agent or a Lender be required to pay any amount to the Borrower pursuant to this paragraph (e) the payment of which would place the Administrative Agent or a Lender in a less favorable net after-Tax position than the Administrative Agent or the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
(f)The Loan Parties shall jointly and severally indemnify the Administrative Agent and any Lender, within 10 days after demand therefor, for the full amount of Indemnified Taxes for which additional amounts are required to be paid pursuant to Section 2.20(b) and Other Taxes, in each case arising in connection with this Agreement or any other Loan Document (including any such Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) paid by the Administrative Agent or such Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party shall be conclusive absent manifest error. Such payment shall be due within 30 days of such Loan Party’s receipt of such certificate.
Section 2.21Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it shall, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions through another office of such Lender or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of its Delayed Draw Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect the interests of such Lender in any material respect; provided, that such Lender shall not be obligated to utilize such other office pursuant to this Section 2.21 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error. For the avoidance of doubt, nothing in this Section 2.21 shall relieve any Lender from its obligations pursuant to Section 2.20(c) of this Agreement.
Section 2.22[Reserved].
Section 2.23Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) such Defaulting Lender’s default remains in effect and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days thereafter; or (c) in connection with any proposed amendment, modification, termination, extension, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.05(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each, a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Delayed Draw Commitments, if any, in full to one or more Eligible Assignees (each, a “Replacement Lender”) in accordance with the provisions of Section 10.06 and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender, a Non-Consenting Lender or a Defaulting Lender; provided, that (1) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) [reserved] and (C) an amount equal to all accrued but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18, Section 2.19 or Section 2.20 or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Delayed Draw Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.06. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.06 on behalf of a Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.06.
Section 2.24[Reserved].
Section 2.25[Reserved].
Section 2.26[Reserved].
Section 2.27Benchmark Replacement Setting.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, then (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any

Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.27(d) and the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.27, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.27.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (i) the Borrower may revoke any pending borrowing request for such Benchmark or for conversion to or continuation of such Benchmark, in each case, to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable currency and, failing that, in the case of any request for any affected Term SOFR Loans, if applicable, the Borrower will be deemed to have converted any such request into a borrowing request for a Base Rate Loan or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected Term SOFR Loans, if applicable, will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.18. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 2.28[Reserved].
Article III.
CONDITIONS PRECEDENT
Section 3.01Closing Date. The effectiveness of this Agreement and the obligation of each Lender to make a Credit Extension under this Agreement on the Closing Date is subject only to the satisfaction (or waiver) of the following conditions precedent.
(a)Loan Documents. The Administrative Agent shall have received this Agreement executed and delivered by the Borrower and each Lender.
(b)Organizational Documents; Incumbency. The Administrative Agent shall have received in relation to the Borrower (1) copies of each Organizational Document, certified as of a recent date by the appropriate governmental official; (2) corporate or entity certificates incorporating, without limitation, signature and, to the extent applicable, incumbency certificates of the officers of such Person executing the Loan Documents; (3) resolutions of the Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, certified as of the Closing Date by its secretary, its assistant secretary, director or any other competent officer or appropriate person as being in full force and effect without modification or amendment; (4) [reserved]; and (5) a good standing certificate from the applicable Governmental Authority of its jurisdiction of incorporation, organization or formation, dated a recent date prior to the Closing Date.
(c)Material Adverse Effect. Since February 2, 2025, there shall not have occurred any Material Adverse Effect.
(d)[Reserved].
(e)[Reserved].
(f)Financial Statements. The Administrative Agent shall have received from the Borrower the Historical Financial Statements, it being acknowledged and agreed that the Borrower’s filing of such Historical Financial Statements with the SEC at the time such information or document becomes available on EDGAR, satisfies the requirements under this Section 3.01(f).

(g)Opinions of Counsel to Loan Parties. The Agents and the Lenders and their respective counsel shall have received an executed copy of the favorable written opinions of Wachtell, Lipton, Rosen & Katz, as special counsel to the Borrower, as to such matters as are customary for financings of this type, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and the Borrower hereby instructs such counsel to deliver such opinions to the Agents and the Lenders).
(h)Fees. The Borrower shall have paid, or substantially concurrently with the initial funding hereunder will pay, all fees and reasonable expenses (including, without limitation, legal fees and expenses) of the Arrangers, the Administrative Agent and the Lenders as and to the extent (1) required pursuant to the terms of any applicable fee letters and (2) invoiced to the Borrower at least two Business Days prior to the Closing Date.
(i)[Reserved].
(j)Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate from the Borrower substantially in the form of Exhibit E-2.
(k)[Reserved].
(l)Closing Date Certificate. The Borrower shall have delivered to the Administrative Agent an executed Closing Date Certificate, which shall include certifications to the effect that each of the conditions precedent described in this Section 3.01 and in Sections 3.02(a)(ii) and (iii) shall have been satisfied on the Closing Date (except that no opinion need be expressed as to Administrative Agent’s or Required Lenders’ satisfaction with any document, instrument or other matter); and
(m)Bank Regulatory Information. To the extent requested in writing to the Borrower at least five Business Days prior to the Closing Date, the Lenders shall have received at least three Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
Section 3.02Conditions to Each Credit Extension.
(a)Conditions Precedent. The obligation of each Lender to make any Loan is subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions precedent:
(i)the Administrative Agent shall have received a fully executed and delivered Borrowing Notice;
(ii)as of such Credit Date, the representations and warranties contained herein (other than, in the case of any Credit Extension after the Closing Date, the representations and warranties contained in Sections 4.09 and 4.10) and in the other Loan Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided, that to the extent any such representation or warranty is already qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects; and

(iii)as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default.
(b)Notices. Any Notice shall be executed by an Authorized Officer of the Borrower in a writing delivered to the Administrative Agent.
Article IV.
REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, the Borrower and each other Loan Party, (a) in the case of each Loan Party (other than the Borrower) solely with respect to itself and (b) in the case of the Borrower, except with respect to Sections 4.11, 4.12, 4.13, 4.15, 4.19 and 4.20, solely with respect to itself, represents and warrants to each Lender, on the Closing Date and on each Credit Date (other than with respect to the representations and warranties contained in Sections 4.09 and 4.10, each Credit Date after the Closing Date) that the following statements are true and correct:
Section 4.01Organization; Requisite Power and Authority; Qualification. Each of the Loan Parties (a) is duly organized, duly incorporated or formed, (b) is validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization, (c) has all requisite power and authority (i) to enter into the Loan Documents to which it is a party and (ii) except where failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to own and operate its properties and assets and to carry on its business as now conducted, and (d) is qualified to do business and, if applicable, in good standing in every jurisdiction where any material portion of its assets are located and wherever necessary to carry out its material business and operations, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 4.02[Reserved].
Section 4.03Due Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of each such Loan Party.
Section 4.04No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to any such Loan Party or (ii) any of the Organizational Documents of any such Loan Party, except in the case of clause (a)(i) to the extent any such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Loan Party except to the extent such conflict, breach or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Loan Party (other than any Liens permitted by Section 6.02).
Section 4.05Governmental Consents. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the incurrence by the Loan Parties of their Obligations thereunder do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (i) those that have been obtained or made and are in full force and effect, and (ii) those the failure of which to obtain or make, would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 4.06Binding Obligation. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and, assuming due execution by each of the other parties to such Loan Document, is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by (i) public policy or bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally, (ii) equitable principles relating to enforceability (whether considered at a proceeding in law or in equity) or (iii) any general rules of law referred to in any legal opinion provided to any Agent or any Lender (or its respective counsel) with respect to such Loan Document pursuant to this Agreement or any other Loan Document.
Section 4.07Historical Financial Statements. The Historical Financial Statements of the Borrower were prepared in conformity with GAAP and fairly present, in all material respects, the consolidated financial position, of the Borrower and its consolidated Subsidiaries, as of the dates thereof and their consolidated results of operations and cash flows, for the periods then ended.
Section 4.08[Reserved].
Section 4.09No Material Adverse Change. Since February 2, 2025, no event, circumstance or change has occurred that has caused, either individually or in the aggregate, a Material Adverse Effect.
Section 4.10Adverse Proceedings, Etc. There are no Adverse Proceedings pending or, to the knowledge of any Authorized Officer of the Borrower, threatened in writing, that would reasonably be expected to have a Material Adverse Effect.
Section 4.11Payment of Taxes. All material Tax returns and reports of the Group required to be filed by any of them have been accurately and timely filed, and any Taxes required to have been paid by the Group have been paid, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which reserves or other appropriate provisions, if any, have been made in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
Section 4.12Properties.
(a)Title. Each Group Member has good title to, or valid leasehold interests in, all its real and personal property material to the operation of its business except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or as would not reasonably be expected to have a Material Adverse Effect.
(b)Each of Group Member owns, or is licensed to use, all Material Intellectual Property and the use thereof by the Group Members does not infringe upon the rights of any other person except as would not reasonably be expected to have a Material Adverse Effect.
Section 4.13Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) each Group Member is in compliance with all applicable Environmental Laws; (b) each Group Member has obtained and maintained in full force and effect all Governmental Authorizations required pursuant to Environmental Laws for the operation of their respective business; (c) there are no conditions, occurrences, violations of Environmental Law, or presence or Releases of Hazardous Materials which would reasonably be expected to form the basis of an Environmental Claim against any Group Member or related to any Real Estate Assets; and (d) there are no pending Environmental Claims against any Group Member, and no Group Member has received any written notification of any alleged violation of, or liability pursuant to, Environmental Law or responsibility for the Release or threatened Release of, or exposure to, any Hazardous Materials.
Section 4.14No Defaults. No Default or Event of Default has occurred and is continuing or would reasonably be expected to occur as a result of any Credit Extension or performance of any transaction under the Loan Documents.
Section 4.15Governmental Regulation. No Group Member is subject to regulation under the Investment Company Act of 1940. No Group Member is a “registered investment company” as defined in the Investment Company Act of 1940.
Section 4.16Margin Stock. No part of the proceeds of the Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors.
Section 4.17Employee Benefit Plans. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Employee Benefit Plan is in compliance with such Employee Benefit Plan’s terms and the applicable provisions of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder, (ii) each Foreign Plan is in compliance with applicable laws and regulations thereunder, and (iii) no ERISA Event has occurred or is reasonably expected to occur.
Section 4.18Solvency. On the Closing Date, the Borrower and each of its Subsidiaries are, on a consolidated basis, Solvent.
Section 4.19Compliance with Statutes, Etc. Each Group Member is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its assets and property (but excluding any Environmental Laws, which are subject to Section 4.13), except such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 4.20Disclosure. No representation or warranty of any Loan Party contained in any Loan Document and made on or after the Closing Date or in any other documents, certificates or written statements furnished to any Agent or Lender by any Group Member (or by its agents on its behalf) for use in connection with the Transactions contains, when considered together with the information in the Borrower’s annual report on Form 10-K for Fiscal Year ended February 2, 2025 and the Borrower’s quarterly reports on Form 10-Q for the Fiscal Quarters ended August 4, 2024 and November 3, 2024, as applicable, at the time furnished any untrue statement of a material fact or omits to state a material fact (known to it, or to the Borrower in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein (when furnished and taken as a whole) not materially misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

Section 4.21[Reserved].
Section 4.22FCPA and Sanctions. To the knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries nor any of their respective directors or senior officers is a Sanctioned Person. No part of the proceeds of the Loans shall be used directly or, to the knowledge of the Borrower, indirectly, in a manner that would violate the Foreign Corrupt Practices Act of 1977 or applicable Sanctions. To the extent applicable, each Loan Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the PATRIOT Act.
Article V.
AFFIRMATIVE COVENANTS
Each Loan Party covenants and agrees that, so long as any Delayed Draw Commitment is in effect and until Payment in Full of the Obligations under the Loan Documents, such Loan Party shall:
Section 5.01Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, with all applicable laws, rules, regulations and orders, including, without limitation, ERISA, Environmental Laws and the PATRIOT Act.
Section 5.02Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all Taxes imposed upon it or upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such Tax (i) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP or (ii) if the failure to pay or discharge such Tax would not be reasonably expected to have a Material Adverse Effect.
Section 5.03Maintenance of Insurance. In the case of the Borrower, maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is (i) commercially reasonable in the good faith judgment of the management of the Borrower and (ii) either consistent with past practices or in such amounts and covering such risks as is usually carried by companies engaged in similar businesses or owning similar properties in the same general areas in which such Loan Party operates; provided, however, that the Loan Parties may self-insure to the extent deemed commercially reasonable in the good faith judgment of the management of the Borrower.
Section 5.04Preservation of Existence, Etc.. Preserve and maintain and cause each of its Subsidiaries to preserve and maintain its corporate or other organizational existence, rights (charter and statutory) and franchises; provided, however, that the Loan Parties and their Subsidiaries may consummate any merger or consolidation not prohibited under Section 6.02; and provided, further, that no Loan Party nor its Subsidiaries shall be required to preserve its existence or any of its rights or franchises if the management of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Loan Parties and their Subsidiaries, taken as a whole, or if the failure to preserve such existence, right or franchise would not reasonably be expected to have a Material Adverse Effect.
Section 5.05Visitation Rights. At any reasonable time and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Loan Parties and any of their Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.
Section 5.06Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account in conformity with GAAP.
Section 5.07Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties (including Intellectual Property) that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, in each case except where the failure to so maintain and preserve would not reasonably be expected to have a Material Adverse Effect.
Section 5.08Reporting Requirements. Furnish to the Administrative Agent for prompt distribution to the Lenders:
(a)as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (giving effect to any extensions permitted by the SEC), the consolidated balance sheet of the Group as of the end of such Fiscal Quarter and consolidated statements of income and cash flows of the Group for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, duly certified (subject to year-end audit adjustments) by the Financial Officer as having been prepared in accordance with GAAP and a Compliance Certificate by the Financial Officer as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 6.04; provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 6.04, a statement of reconciliation conforming such financial statements to GAAP;
(b)as soon as available and in any event within 90 days after the end of each Fiscal Year (giving effect to any extensions permitted by the SEC), a copy of the annual audit report for such year for the Group, containing the consolidated balance sheet of the Group as of the end of such Fiscal Year and consolidated statements of income and cash flows of the Group for such Fiscal Year, in each case accompanied by an audit opinion by Ernst & Young LLP or other independent public accountants of national standing or otherwise acceptable to the Required Lenders, which report shall be unqualified as to the scope of audit and shall state that such financial statements present fairly in all material respects the financial condition as at the end of such Fiscal Year, and a Compliance Certificate by the Financial Officer as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 6.04; provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 6.04, a statement of reconciliation conforming such financial statements to GAAP;
(c)as soon as possible and in any event within five days after an officer of the Borrower obtains knowledge of the occurrence of any Default or, to the extent the related Default was not previously disclosed pursuant to this clause (c), an Event of Default, continuing on the date of such statement, a statement of an officer of the Borrower setting forth details of such Default or Event of Default and the action that the Borrower has taken and proposes to take with respect thereto;
(d)promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its security holders, and copies of all reports and registration statements that the Borrower or any Subsidiary files with the SEC or any national securities exchange;

(e)promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.10; and
(f)prompt notice of any change in the Public Debt Rating and such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.
Any information or document that is required to be delivered to the Administrative Agent pursuant to this Section 5.08(f) shall be deemed delivered to the Administrative Agent and the Lenders upon the filing of such information with the SEC at the time such information or document becomes available on EDGAR; provided that the Borrower gives timely notice to the Administrative Agent of the filing thereof.
Section 5.09Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that, in the good faith judgment of the management of the Borrower, are fair and reasonable and no less favorable to such Loan Party than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Borrower and any of its Subsidiaries or between and among any Subsidiaries, (b) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or any of its Subsidiaries or (c) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s Board of Directors.
Section 5.10AML Laws; FCPA and Sanctions. (i) Use the proceeds of the Loans only for the purposes set forth in Section 2.06; and (ii) not request any Credit Extension, and not lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person which uses such proceeds for the purpose of funding activities or business directly, or to the knowledge of the Borrower or such Subsidiary, indirectly (A) in violation of AML Laws, (B) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the Foreign Corrupt Practices Act of 1977 or (C) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited for a Person required to comply with Sanctions.
Section 5.11Further Assurances. At any time or from time to time upon the request of the Administrative Agent, at the expense of the Loan Parties, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents.
Article VI.
NEGATIVE COVENANTS
Each Loan Party covenants and agrees that, so long as any Delayed Draw Commitment is in effect and until Payment in Full of the Obligations under the Loan Documents, such Loan Party shall not, and, in the case of Section 6.01 and Section 6.03, shall cause each of its Subsidiaries not to:
Section 6.01Liens. Create, incur or assume any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Loan Party or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, except:
(a)Permitted Liens;
(b)Liens securing obligations under Finance Leases;
(c)purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced;
(d)the Liens existing on the Closing Date and described on Schedule 6.01(d);
(e)Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower and Liens on assets existing at the time such assets are acquired by the Borrower or any Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary;
(f)Liens securing any Loans or any other Obligations;
(g)Liens not otherwise permitted by this Section 6.01 securing Indebtedness or other obligations of the Borrower and its Subsidiaries; provided that the aggregate principal amount of all such Indebtedness and other obligations, together with any Indebtedness incurred under Section 6.03(n), does not exceed an amount equal to 12.5% of Consolidated Net Worth of the Borrower and its Subsidiaries at the time of creation, incurrence or assumption of such Indebtedness or other obligation; and
(h)the replacement, extension or renewal of any Lien permitted by clause (c) or (d) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness or other obligations secured thereby.
Section 6.02Mergers, Etc. Allow the Borrower to merge or consolidate with or into any Person, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Subsidiaries taken as a whole to any Person, except that (a) the Borrower may merge or consolidate with any other Person so long as the Borrower is the surviving Person and (b) the following shall be permitted: (A) the Person formed by such consolidation or into which the Borrower is merged, or the acquiring Person, is a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, (B) such Person expressly assumes, pursuant to an instrument executed and delivered to the Administrative Agent, and in form and substance reasonably satisfactory to the Administrative Agent, the Borrower’s obligations for the due and punctual payment of the

Obligations and the performance of every covenant, in each case, under the Loan Documents on the part of the Borrower to be performed, (C) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and (D) each Lender shall have received, at least three Business Days prior to the consummation of such transaction, (I) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (II) if the successor Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.
Section 6.03Indebtedness. Allow any Subsidiary of the Borrower to, create, incur, assume or guaranty, or otherwise become liable with respect to any Indebtedness, except:
(a)unsecured Indebtedness owing to the Borrower or any of its Subsidiaries;
(b)Indebtedness listed on Schedule 6.03(b) (the “Existing Subsidiary Debt”), which shall include any available and undrawn commitments thereunder, and any Indebtedness extending the maturity of, or replacing, refunding, renewing or refinancing, in whole or in part, the Existing Subsidiary Debt; provided, that the principal amount of such Existing Subsidiary Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, replacement, refunding, renewal or refinancing (except by an amount equal to any existing commitments utilized thereunder and in respect of unpaid premiums (if any), unpaid interest (including post-petition interest) and fees, expenses and charges resulting from any such extension, replacement, refunding, renewal or refinancing) as a result of or in connection with such extension, replacement, refunding, renewal or refinancing;
(c)guarantees by any Subsidiary in respect of Indebtedness of any other Subsidiary otherwise permitted under this Section 6.03;
(d)Indebtedness representing deferred compensation or similar obligations to employees incurred in the ordinary course of business;
(e)any Indebtedness of (A) a Person that becomes a Subsidiary of the Borrower to the extent such Indebtedness exists at the time such Person becomes a Subsidiary of the Borrower and is not created in contemplation of or in connection with such Person becoming a Subsidiary of the Borrower and (B) a Subsidiary of the Borrower to the extent such Indebtedness is assumed in connection with an acquisition made by such Subsidiary and is not created in contemplation of such acquisition; provided, however, that such Indebtedness shall not be guaranteed by any Subsidiary other than the acquired Subsidiary and its Subsidiaries unless such Subsidiary is a Guarantor;
(f)any guarantees for the Loans or any other Obligations under or in connection with the Loan Documents;
(g)endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(h)Indebtedness under Finance Leases;
(i)unsecured obligations due to vendors under any vendor factoring line;
(j)obligations in respect of letters of credit entered into in the ordinary course of business;

(k)obligations under Hedge Agreements entered into for bona fide hedging purposes and not for speculative purposes;
(l)any liability arising under a declaration of joint and several liability used for the purpose of section 2:403 Dutch Civil Code (and any residual liability under such declaration arising pursuant to section 2:404(2) Dutch Civil Code);
(m)any liability arising as a result of two or more Group Members being part of a fiscal unity (fiscale eenheid) for Dutch Tax purposes;
(n)other Indebtedness of the applicable Subsidiaries that, together with the amount of Indebtedness and other obligations secured by Liens permitted under Section 6.01(g), does not exceed 12.5% of Consolidated Net Worth of the Borrower and its Subsidiaries at the time of creation, incurrence or assumption of such Indebtedness;
(o)any Indebtedness under this Agreement or any other Loan Documents;
(p)Indebtedness under any Cash Management Agreement or Treasury Transaction;
(q)any Indebtedness of a Subsidiary Guarantor until such time as such Subsidiary is no longer a Subsidiary Guarantor; provided that, from and after the date that such Subsidiary ceases to be a Subsidiary Guarantor (until the date, if any, that such Subsidiary again becomes a Subsidiary Guarantor), such Subsidiary shall not be permitted to incur or have outstanding any Indebtedness under this clause (q);
(r)in case of a Group Member organized in Australia, any Indebtedness, guarantee or liability arising pursuant to Part 2M.6 of the Australian Corporations Act where the only members of the class order are Group Members organized in Australia; and
(s)in case of a Group Member organized in Australia, any Indebtedness, guarantee or liability arising under or in connection with any Tax in Australia or Australian GST consolidation arrangements not restricted hereunder.
Section 6.04Financial Covenant. In the case of the Borrower, permit the Net Leverage Ratio as of the last day of the first Fiscal Quarter in which the Closing Date occurs and any Fiscal Quarter thereafter to exceed (i) if such day occurs during an Acquisition Period, 4.50 to 1.00 or (ii) if such day does not occur during an Acquisition Period, 4.00:1.00.
Notwithstanding anything herein to the contrary, at any time after the definitive agreement for any Qualifying Acquisition has been executed (or, in the case of a Qualifying Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Qualifying Acquisition (or termination of the definitive documentation in respect thereof (or such earlier date as such Indebtedness ceases to constitute Acquisition Debt)), any Acquisition Debt (and the proceeds thereof) shall be excluded from the calculation of the Net Leverage Ratio.
Article VII.
GUARANTY
Section 7.01Guaranty of the Obligations.
(a)Subject to the provisions of Section 7.02, the Borrower hereby irrevocably and unconditionally guaranties to the Administrative Agent for the ratable benefit of the Guaranteed Parties the due and punctual Payment in Full of all Obligations of any Subsidiary (such

Subsidiary, “Applicable Subsidiary”) arising under any Hedge Agreement, Cash Management Agreement or Treasury Transaction and each Subsidiary Guarantor, jointly and severally, hereby unconditionally guaranties to the Administrative Agent for the ratable benefit of the Guaranteed Parties the due and punctual Payment in Full of all Obligations of the Borrower, in each case, when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any comparable provision of any other Debtor Relief Law) (the “Guaranteed Obligations”).
(b)At any time after the Closing Date, the Borrower may, at its option, cause a Subsidiary of the Borrower (other than a Foreign Subsidiary or a CFC Holdco) to guarantee the Obligations of the Borrower by delivering to the Administrative Agent a Counterpart Agreement pursuant to which such Subsidiary shall become a “Subsidiary Guarantor” for all purposes under this Agreement and each other Loan Document and shall be bound by all of the obligations and shall have all rights of a “Subsidiary Guarantor” under this Agreement and each other Loan Document including, without limitation, providing the guarantee of the Guaranteed Obligations as set forth in this Article VII.
Section 7.02Limitation on Liability; Contribution by Guarantors.
(a)Notwithstanding the foregoing, each Guarantor, and by acceptance of the benefits hereof, the Administrative Agent and each other Guaranteed Party, hereby confirms that it is the intention of all such Persons that each Guaranty and the Guaranteed Obligations of each Guarantor hereunder not constitute a fraudulent conveyance for purposes of the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to each Guaranty and the Guaranteed Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent and the Lenders hereby irrevocably agree that the Guaranteed Obligations of each Guarantor hereunder at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor hereunder not constituting a fraudulent transfer or conveyance.
(b)The Borrower and each Subsidiary Guarantor (if any) (the “Contributing Guarantors”) desire to allocate among themselves, in a fair and equitable manner, the Guaranteed Obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceed its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other applicable Contributing Guarantors in an amount sufficient to cause each such Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations,. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of any Debtor Relief Law; provided, that solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other applicable Contributing Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among the applicable Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.
Section 7.03Payment by Guarantors.
Subject to Section 7.02, the Borrower and the other Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Guaranteed Party may have at law or in equity against any of them by virtue hereof, that upon the failure of the Borrower or any Applicable Subsidiary to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a), or any comparable provision of any other Debtor Relief Law), the Borrower and the other Guarantors, as applicable, shall upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of the Guaranteed Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower or any Applicable Subsidiary becoming the subject of a case under the Bankruptcy Code or any other Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower or such Applicable Subsidiary for such interest in the related bankruptcy case or analogous proceeding under any Debtor Relief Law) and all other Guaranteed Obligations then owed to the Guaranteed Parties as aforesaid.
Section 7.04Liability of Guarantors Absolute. Each Guarantor agrees that, to the maximum extent permitted by applicable law, its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a Guarantor or surety other than Payment in Full of the applicable Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees, to the maximum extent permitted by applicable law, as follows:
(a)this Guaranty is a guaranty of payment when due and not of collectability;
(b)this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(c)the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower or any Applicable Subsidiary and any Guaranteed Party with respect to the existence of such Event of Default;

(d)the obligations of each Guarantor hereunder are independent of the obligations of the Borrower or any Applicable Subsidiary and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower or each Applicable Subsidiary, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against such Borrower or such Applicable Subsidiary or any of such other guarantors and whether or not such Borrower or such Applicable Subsidiary is joined in any such action or actions;

(e)payment by any Guarantor of a portion, but not all, of the applicable Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the applicable Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the applicable Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the applicable Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability in respect of the applicable Guaranteed Obligations;

(f)any Guaranteed Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Guaranteed Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Guaranteed Party may have against any such security, in each case as such Guaranteed Party in its discretion may determine consistent herewith, the applicable Hedge Agreement, Cash Management Agreements or Treasury Transaction and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any Applicable Subsidiary or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents or any Hedge Agreements, Cash Management Agreements or Treasury Transactions; and

(g)this Guaranty and the obligations of each Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than Payment in Full of the applicable Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, any Hedge Agreements, any Cash Management Agreements or any Treasury Transactions, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Events of Default) hereof, any of the other Loan Documents, Hedge Agreements, any Cash Management Agreements or any Treasury Transactions or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Hedge Agreement, such Cash Management Agreements, such Treasury Transaction or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect (other than with respect to defense of payment or performance in full); (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents, any Hedge Agreements, any Cash Management Agreements or any Treasury Transactions or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Guaranteed Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Guaranteed Party’s consent to the change, reorganization or termination of the corporate structure or existence of any Group Member and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest (if any) in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses (other than defense of payment or performance in full), set-offs or counterclaims which the Borrower or any Applicable Subsidiary may allege or assert against any Guaranteed Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or omission, or delay to do any other act, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.05Waivers by the Guarantors. Each Guarantor hereby waives, for the benefit of the Guaranteed Parties: (a) any right to require any Guaranteed Party, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the applicable Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Guaranteed Party in favor of the Borrower, any such other guarantor or any other Person, or (iv) pursue any other remedy in the power of any Guaranteed Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other guarantor (including any other Guarantor) including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any such other guarantor from any cause other than Payment in Full of the applicable Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Guaranteed Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Guaranteed Party protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or under any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof; and (g) any defenses (other than defense of payment or performance in full) or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.06Guarantors’ Rights of Subrogation, Contribution, Etc. Until the applicable Guaranteed Obligations shall have been Paid in Full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower, any other Guarantor or any Applicable Subsidiary or any of their respective assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower or any Applicable Subsidiary with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Guaranteed Party now has or may hereafter have against the Borrower or any Applicable Subsidiary, and (c) any benefit of, and any right to participate in, any collateral or security (if any) now or hereafter held by any Guaranteed Party. In addition, until the applicable Guaranteed Obligations shall have been Paid in Full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the applicable Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower, any other Guarantor or any Applicable Subsidiary or against any collateral or security (if any), and any rights of contribution such Guarantor may have against any such other guarantor (including any other Guarantor) shall be junior and subordinate to any rights any Guaranteed Party may have against the Borrower or any Applicable Subsidiary, to all right, title and interest any Guaranteed Party may have in any such collateral or security (if any), and to any right any Guaranteed Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all applicable Guaranteed Obligations shall not have been Paid in Full, such amount shall be held in trust for the Administrative Agent on behalf of the Guaranteed Parties and shall forthwith be paid over to the Administrative Agent for the benefit of the Guaranteed Parties to be credited and applied against the applicable Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
Section 7.07Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations, respectively, shall have been Paid in Full. Each Guarantor hereby irrevocably waives any right to revoke this guaranty as to future transactions giving rise to any Guaranteed Obligations.
Section 7.08Authority of Guarantors or the Borrower. It is not necessary for any Guaranteed Party to inquire into the capacity or powers of any Guarantor, the Borrower or any Applicable Subsidiary or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.09Financial Condition of the Borrower. Any Credit Extension may be made to the Borrower or continued from time to time, and any Hedge Agreements, Cash Management Agreements and Treasury Transactions may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower or, with respect to any Hedge Agreements, Cash Management Agreements and Treasury Transactions, the Borrower or any Applicable Subsidiaries party thereto, at the time of any such grant or continuation or at the time such Hedge Agreement, Cash Management Agreement or Treasury Transaction is entered into, as the case may be. No Guaranteed Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of such obligor. Each Guarantor has adequate means to obtain information from each such obligor on a continuing basis concerning the financial condition of each such obligor and its ability to perform its obligations under the Loan Documents, any Hedge Agreements, any Cash Management Agreements or any Treasury Transactions, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each such obligor and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Guaranteed Party to disclose any matter, fact or thing relating to the business, operations or conditions of any such obligor now known or hereafter known by any Guaranteed Party.
Section 7.10Bankruptcy, Etc.
(a)The obligations of each Guarantor hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding (or analogous proceeding under any Debtor Relief Law), voluntary or involuntary, involving the bankruptcy, insolvency, examinership, receivership, reorganization, liquidation or arrangement of the Borrower, any Applicable Subsidiary, any other Guarantor or by any defense which the Borrower, any Applicable Subsidiary or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)Each Guarantor acknowledges and agrees that any interest on any portion of the applicable Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in Section 7.10(a) (or, if interest on any portion of the applicable Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the applicable Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the applicable Guaranteed Obligations because it is the intention of the Guarantors and Guaranteed Parties that the Guaranteed Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower or any Applicable Subsidiary of any portion of such Guaranteed Obligations. The Guarantors shall permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person under any Debtor Relief Law to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower or any Applicable Subsidiary, the obligations of the applicable Guarantors with respect to such amounts hereunder shall be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Guaranteed Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.11 Discharge of Subsidiary Guaranty. Upon delivery by the Borrower to the Administrative Agent of a written notice of the release of a Subsidiary Guarantor from its obligations under the Loan Documents, such Subsidiary Guarantor shall be automatically and immediately released from its Obligations, shall cease to be a Subsidiary Guarantor for all purposes, shall have no liability under any Loan Documents and shall cease to be a party to all Loan Documents as a Subsidiary Guarantor. At the request of the Borrower, the Administrative Agent shall take, and the Lenders hereby authorize the Administrative Agent to take, such actions as shall be reasonably requested and customary to evidence the termination and release of the Guaranty of such Subsidiary Guarantor.
Article VIII.
EVENTS OF DEFAULT
Section 8.01Events of Default. If any one or more of the following conditions or events occur and is continuing:
(a)Failure to Make Payments When Due. The Borrower shall fail to pay (i) any principal of any Loan when the same becomes due and payable; or (ii) the Borrower shall fail to pay any interest on any Loan or make any other payment of fees or other amounts payable under this Agreement or any Note within five days after the same becomes due and payable; or
(b)Breach of Representations, Etc. Any representation or warranty made by any Loan Party herein or by any Loan Party (or any of its officers) in any certificate, document, financial or other statements in connection with this Agreement shall prove to have been incorrect in any material respect when made; or
(c)Breach of Certain Covenants. (i) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 2.06, Section 5.04 (solely as to the existence of the Borrower) or Article VI, or (ii)  any Loan Party shall fail to perform or comply with any other term or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower from the Administrative Agent or the Required Lenders; or
(d)Default Under Other Agreements. The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Material Indebtedness (but excluding Indebtedness outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, or to require the prepayment or redemption (other than by a regularly scheduled required prepayment or redemption), purchase or defeasance of such Indebtedness or that an offer to repay, redeem, purchase or defease such Indebtedness be made, in each case prior to the stated maturity thereof; provided that this Section 8.01(d) shall not apply to (i) secured Indebtedness that becomes due as a result of a disposition, transfer, condemnation, insured loss or similar event relating to the property or assets securing such Indebtedness, (ii) any customary offer to repurchase provisions upon an asset sale, (iii) customary debt and equity proceeds prepayment requirements contained in any bridge or other interim credit facility, (iv) Indebtedness of any Person assumed in connection with the acquisition of such Person to the extent that such Indebtedness is repaid as required by the terms thereof as a result of the acquisition of such Person or (v) the redemption of any Indebtedness incurred to finance an acquisition pursuant to any special mandatory redemption feature that is triggered as a result of the failure of such acquisition to occur; or
(e)Insolvency; Bankruptcy. Any Loan Party or Material Company shall generally not pay its Indebtedness as such Indebtedness become due, or shall admit in writing its inability to pay its Indebtedness generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Loan Party or Material Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, suspension of payments, a moratorium of any Indebtedness, dissolution, administration, provisional supervision, reorganization, arrangement, adjustment, protection, relief, or composition of it or its Indebtedness under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Loan Party or Material Company shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)Judgments and Attachments. Judgments or orders for the payment of money in excess of $150,000,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries by a court of competent jurisdiction and such judgment or order for payment is not satisfied, discharged, vacated, bonded or stayed pending appeal within a period of 60 consecutive days; or
(g)Non-Monetary Judgments. Any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries by a court of competent jurisdiction that could be reasonably expected to have a Material Adverse Effect, and such judgment or order is not satisfied, discharged, vacated, bonded or stayed pending appeal within a period of 60 consecutive days; or
(h)Change of Control. A Change of Control occurs; or
(i)Employee Benefit Plans. There shall occur one or more ERISA Events which, individually or in the aggregate, results in or would reasonably be expected to result in a Material Adverse Effect; or
(j)Invalidity of this Agreement. Any provision of this Agreement shall for any reason cease to be valid and binding on or enforceable against the Borrower or other Loan Party or the Borrower or other Loan Party shall so state in writing;
THEN, (1) upon the occurrence of any Event of Default described in Section 8.01(e), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Required Lenders, (A) the Delayed Draw Commitments shall immediately terminate, (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (i) the unpaid principal amount of and accrued interest on the Loans and (ii) all other Obligations under the Loan Documents; (C) the Administrative Agent may cause the enforcement of any and all Liens and security interests (if any) created pursuant to any Loan Documents; and (D) the Administrative Agent may exercise on behalf of themselves, the Lenders and the other Guaranteed Parties all rights and remedies available to the Administrative Agent and the Guaranteed Parties under the Loan Documents or under applicable law or in equity.

Article IX.
AGENTS
Section 9.01Appointment of Agents. Barclays is hereby appointed as the Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Barclays to act as the Administrative Agent in accordance with the terms hereof and the other Loan Documents. Each of BofA Securities, Mizuho, Citi and JPM is hereby appointed as a Documentation Agent hereunder and each Lender hereby authorizes BofA Securities, Mizuho, Citi and JPM to act as the Documentation Agents in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article IX (other than as expressly provided herein) are solely for the benefit of the Agents and the Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions of this Article IX (other than as expressly provided herein). In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Group Member. Each Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Arrangers, the Bookrunners and the Documentation Agents are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Arrangers, the Bookrunners and the Documentation Agents shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents and all of the other benefits of this Article IX.
Section 9.02Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. In the event that any obligations (other than the Obligations) are permitted to be incurred hereunder and secured by Liens permitted to be incurred hereunder on all or a portion of the collateral (if any) for the Obligations, each Lender authorizes the Administrative Agent to enter into intercreditor agreements, subordination agreements and amendments to any applicable security documents (if any) to reflect such arrangements on terms acceptable to the Administrative Agent. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship or other implied duties in respect of any Lender, any Loan Party or any other Person; and nothing herein or in any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under the agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
Section 9.03General Immunity.

(a)No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document, or for the creation, perfection or priority of any Lien, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Loan Party or to any Agent or Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or as to the value or sufficiency of any collateral (if any) or as to the satisfaction of any condition set forth in Article III or elsewhere herein (other than confirm receipt of items expressly required to be delivered to such Agent) or to inspect the properties, books or records of any Group Member or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.
(b)Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders (i) for any action taken or omitted by any Agent (A) under or in connection with any of the Loan Documents or (B) with the consent or at the request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) for any failure of any Loan Party to perform its obligations under this Agreement or any other Loan Document. No Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose or be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.05) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions and shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for a Group Member), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.05).
(c)Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by it. Each of the Administrative

Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.03 and of Section 9.06 shall apply to any of the Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication (if any) of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.03 and of Section 9.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent; provided, that the Administrative Agent shall be responsible for all acts of each of its sub-agents, and each Loan Party, each Agent, each Lender and other Person shall have the same rights against the Administrative Agent as if the Administrative Agent had performed the duties and exercised the rights and powers under this Agreement or any other Loan Document that its sub-agent performed or exercised.
(d)Notice of Default or Event of Default. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to such Agent by a Loan Party or a Lender. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders, provided that failure to give such notice shall not result in any liability on the part of the Administrative Agent.
Section 9.04Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder in its capacity as a Lender as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection herewith and otherwise without having to account for the same to Lenders. The Lenders acknowledge that pursuant to such activities, the Agents or their Affiliates may receive information regarding any Loan Party or any Affiliate of any Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Agents and their Affiliates shall be under no obligation to provide such information to them.
Section 9.05Lenders’ Representations, Warranties and Acknowledgment.
(a)Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Group in connection with Credit

Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Group. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
(b)Each Lender, by delivering its signature page hereto or an Assignment Agreement and funding its Loans shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable, on the Closing Date or as of the date of funding of such Loans.
Section 9.06Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent to the extent that such Agent shall not have been reimbursed by any Loan Party (and without limiting its obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
Section 9.07Successor Agents.
The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Borrower. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Administrative Agent by the Borrower and the Required Lenders or (ii) the thirtieth day after such notice of resignation. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Administrative Agent. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, then the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor

Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums and items of collateral held under any security documents (if any), together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements (if any), and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the security documents (if any), whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder.
Section 9.08Termination.
Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations under the Loan Documents have been Paid in Full, this Agreement and all other Loan Documents, all guarantee obligations provided for in any Loan Document and all security interests (if any) granted pursuant to any Loan Document shall automatically terminate, and upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender or any Lender Counterparty) take such actions as shall be reasonably requested to evidence the release of all such obligations provided for in any Loan Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations under the Loan Documents guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation, examinership, receivership, administration, provisional supervision or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor, liquidator, administrator, provisional supervisor, examiner or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
Section 9.09Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the IRS or any other Governmental Authority, or the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall severally indemnify the Administrative Agent (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses incurred and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that nothing in this Section 9.09 shall impose any obligation on any Loan Party.
Section 9.10Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or other applicable law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the other Guaranteed Parties (including fees, disbursements and other expenses of counsel) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and other Guaranteed Party to make such payments to the Administrative Agent. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or other Guaranteed Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations under the Loan Documents or the rights of any Lender or other Guaranteed Party to authorize the Administrative Agent to vote in respect of the claim of such Person or in any such proceeding.
Section 9.11Administrative Agent’s “Know Your Customer” Requirements. Each Lender shall promptly, upon the request of the Administrative Agent, provide such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
Section 9.12Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Delayed Draw Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Delayed Draw Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Delayed Draw Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Delayed Draw Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and sub-section (k) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Delayed Draw Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Delayed Draw Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 9.13Erroneous Payments.
(a)    Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.13 shall be conclusive, absent manifest error.
(b)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)    The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender under this Agreement or any Loan Document with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party under this Agreement or any other Loan Document except, in each case, solely to the extent such erroneous Payment is comprised of funds received by the Administrative Agent from the Borrower or any of its Subsidiaries for the purpose of making any payment hereunder that became subject to such erroneous Payment.
(d)    Each party’s obligations under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Delayed Draw Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
Article X.
MISCELLANEOUS
Section 10.01Notices.
(a)Notices Generally. Any notice or other communication herein required or permitted to be given to a Loan Party or the Administrative Agent, shall be sent to such Person’s address as set forth on Schedule 10.01(a) or in the other relevant Loan Document, and in the case of any Lender, the address as indicated to the Administrative Agent in writing (which notice information the Administrative Agent shall promptly share with the Borrower). Except as otherwise set forth in Section 10.01(b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, ordinary or registered post, or three Business Days after depositing it in the ordinary or prepaid post or United States mail with postage prepaid and properly addressed; provided, that no notice to any Agent shall be effective until received by such Agent; provided, further, that any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.03(c) hereto as designated by the Administrative Agent from time to time.
(b)Electronic Communications.
(i)Notices and other communications to the Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent and each Lender, as applicable; provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, each other Agent and the Borrower hereby agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that any notice of an Event of Default shall be promptly confirmed by facsimile. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(ii)Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(iii)The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications. Each party hereto agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform. In no event shall any Agent nor any of the Agent Affiliates have any liability to any Loan Party, any Lender or any other Person for damages of any kind, whether or not based on strict liability and including (A) direct damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or any Agent’s transmission of communications through the internet, except to the extent the liability of any such Person if found in a final ruling by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct or (B) indirect, special, incidental or consequential damages.
(iv)Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.
(v)All uses of the Platform shall be governed by and subject to, in addition to this Section 10.01, separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform.

(c)Change of Address. Any party hereto may changes its address or telecopy number for notices and other communications hereunder by written notice to the other parties hereto.
Section 10.02Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to pay promptly (a) all the actual and reasonable out-of-pocket costs and expenses incurred by the Agents and the Arranger in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, supplements, waivers or other modifications thereto; (b) the reasonable fees, expenses and disbursements of counsel to the Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, supplements, waivers or other modifications thereto and any other documents or matters requested by the Borrower; provided that reasonable attorney’s fees shall be limited to one primary counsel and, if reasonably required by the Administrative Agent, one local counsel per jurisdiction and one specialist counsel per specialty, provided, further, that no such limitation shall apply if counsel for the Administrative Agent determines in good faith that there is a conflict of interest that requires separate representation for any Agent or Lender; (c) all the actual costs and reasonable out-of-pocket expenses of creating, perfecting, recording, maintaining and preserving Liens (if any), for the benefit of Guaranteed Parties, including filing and recording fees, expenses and Taxes, stamp or documentary Taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to the Administrative Agent; (d) [reserved]; (e) all other actual costs and reasonable out-of-pocket expenses incurred by each Agent in connection with the transactions contemplated by the Loan Documents and any consents, amendments, supplements, waivers or other modifications thereto; and (f) all actual costs and reasonable out-of-pocket expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent or any Lender in enforcing any Obligations under the Loan Documents of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale, lease or license of, collection from, or other realization upon any of the collateral (if any) or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings. All amounts due under this Section 10.02 shall be due and payable promptly after demand therefor.
Section 10.03Indemnity.
(a)In addition to the payment of expenses pursuant to Section 10.02, whether or not the transactions contemplated hereby are consummated, each Loan Party agrees to defend (subject to Indemnitees’ rights to selection of counsel), indemnify, pay and hold harmless, each Agent, Arranger, Bookrunner, any other agent or co-agent (if any) designated by the Bookrunners with respect to the credit facilities hereunder, and each Lender and the officers, partners, members, directors, trustees, shareholders, advisors, employees, representatives, attorneys, controlling persons, agents and Affiliates of each Agent, Arranger, Bookrunner, other agent or co-agent (if any) designated by the Bookrunners with respect to the credit facilities hereunder, and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, whether or not the action, suit, proceeding or claim out of which any such Indemnified Liability arise is brought by the Borrower, any of their respective affiliates or any other person or entity, whether or not any Indemnitee is a party to such action, suit, proceeding or claim; provided, that no Loan Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities (a) arise from (i) the gross negligence or willful misconduct of such Indemnitee or any of such Indemnitee’s controlled Affiliates or any of its or their respective partners, trustees, shareholders, officers, directors, employees, advisors, representatives, agents, attorneys, controlling persons or members or (ii) a material breach of such Indemnitee’s (or any of its controlled Affiliates’ or any of its or their respective partners’, trustees’, shareholders’, officers’, directors’, employees’, advisors’, representatives’, agents’, attorneys’, controlling persons’ and members’) obligations under the Loan Documents, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (b) arise out of any dispute among Indemnitees (other than a dispute involving claims against the Administrative Agent, an Arranger or a Bookrunner, in each case in their respective capacities as such) that did not involve actions or omissions of the Loan Parties or their Affiliates as determined by a final, non-appealable judgment of a court of competent jurisdiction or (c) arise in connection with any settlement entered into by such Indemnitee without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Borrower (provided, however, that the foregoing indemnity will apply to any such settlement in the event the Loan Parties were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume the defense); provided, further, that in connection therewith, the Loan Parties shall only be responsible for the fees, charges and disbursements of a single counsel selected by the Administrative Agent for all Indemnitees and of such special and local counsel as the Administrative Agent may deem appropriate in its good faith discretion, except that if any Indemnitee reasonably concludes that its interests conflict or are reasonably likely to conflict with those of other Indemnitees and notifies the Loan Parties of such conflict, the Loan Parties shall also be responsible for the fees, charges and disbursements of one separate counsel for such conflicted Indemnitees. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall to the extent permitted by law contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. For the avoidance of doubt, this Section 10.03 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)To the extent permitted by applicable law, no Loan Party or Protected Person shall be responsible or liable to any Person for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) alleged as arising out of, in connection with, as a result of or in any way related to this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the transmission of information through the Internet, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith; provided that the foregoing does not otherwise modify the obligations of the Loan Parties set forth in this Section 10.03. Each Loan Party and each Protected Person, as applicable, hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(c)All amounts due under this Section 10.03 shall be due and payable within five days after demand therefor.
Section 10.04Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each Lender is hereby authorized by each Loan Party at any time or from time to time to the fullest extent permitted by law and subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived to the fullest extent permitted by applicable law, to set-off and to appropriate and to apply any and all deposits (time or demand, provisional or final, general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder and under the other Loan Documents, including all claims of any nature or description arising out of or connected herewith or with any other Loan Document, irrespective of whether or not (i) such Lender shall have made any demand hereunder or (ii) such obligations and liabilities, or any of them, may be contingent or unmatured.
Section 10.05Amendments and Waivers.
(a)Required Lenders’ Consent. Subject to the additional requirements of Sections 10.05(b) and 10.05(c), and except as set forth in Sections 2.27 or as otherwise expressly provided in any Loan Document, no amendment, supplement, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders and the Borrower (it being understood that delivery of an executed counterpart of a signature page to the applicable amendment, supplement, modification, termination or waiver by facsimile or other electronic transmission will be effective as delivery of an original executed counterpart thereof); provided that (x) any Defaulting Lender shall be deemed not to be a “Lender” for purposes of calculating the Required Lenders (including the granting of any consents or waivers) with respect to any of the Loan Documents and (y) the Administrative Agent and the Borrower may amend, modify or supplement this Agreement to cure any error (including, but not limited to, typographical error, incorrect cross-reference or incorrectly-named defined term), defect, ambiguity, inconsistency or any other error or omission of a technical nature, and such amendment, modification or supplement shall become effective without any further action or consent of any other Lender if the same is not objected to in writing by the Required Lenders to the Administrative Agent within 10 Business Days following receipt of notice thereof.
(b)Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be directly and adversely affected thereby, no amendment, supplement, modification, termination, or consent shall be effective if the effect thereof would:
(i)extend the scheduled final maturity of any Loan or Note;
(ii)waive, reduce or postpone any scheduled repayment (but not prepayment) of principal;
(iii)[reserved];
(iv)reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder (it being understood that any change to the definition of Public Debt Rating or Net Leverage Ratio, or, in each case, in the component definitions thereof, shall not constitute a reduction in the rate of interest); provided, further, that only the consent of the Required Lenders shall be necessary to amend the Default Rate in Section 2.10 or to waive any obligation of the Borrower to pay interest at the Default Rate;
(v)waive or extend the time for payment of any such interest, fees or premiums, it being understood that only the consent of the Required Lenders shall be necessary to rescind an acceleration of Obligations under the Loan Documents after acceleration thereof pursuant to Section 8.01 hereof;
(vi)reduce or forgive the principal amount of any Loan;

(vii)amend, modify, terminate or waive any provision of Section 2.15, Section 2.16(c), Section 2.17, this Section 10.05(b), Section 10.05(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders (or all Lenders in a particular facility) is required;
(viii)consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document except as expressly provided in any Loan Document;
(ix)amend the definition of “Required Lenders” or amend Section 10.05(a) in a manner that has the same effect as an amendment to such definition or the definition of “Pro Rata Share”;
(x)release the Guaranty of the Borrower, except as expressly provided in the Loan Documents;
(xi)amend or modify any provision of Section 10.06 in a manner that further restricts assignments thereunder;
(xii)[reserved]; or
(xiii)change the stated currency in which the Borrower is required to make payments of principal, interest, fees or other amounts hereunder or under any other Loan Document;
provided that, for the avoidance of doubt, all Lenders shall be deemed directly and adversely affected thereby with respect to any amendment described in clauses (vii), (viii), (ix) and (x).
(c)Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:
(i)increase any Delayed Draw Commitment of any Lender over the amount thereof then in effect or extend the outside date for such Delayed Draw Commitment without the consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall be deemed to constitute an increase in any Delayed Draw Commitment of any Lender;
(ii)[reserved];
(iii)[reserved];
(iv)[reserved];
(v)amend, modify or waive this Agreement or any Loan Document so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Hedge Agreements or the definition of “Lender Counterparty,” “Hedge Agreement,” or “Obligations,” in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty;

(vi)amend, modify, terminate or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent;
(vii)[reserved]
(viii)(i) increase or extend the Delayed Draw Commitment or Loan of any Defaulting Lender or reduce the principal of any Loan of a Defaulting Lender, in each case without the consent of such Lender and (ii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of each such Defaulting Lender.
(d)Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, supplements, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. In the case of any waiver, subject to any conditions or qualifications set forth therein, the parties hereto shall be restored to their former positions and rights hereunder and under the other Loan Documents, and, subject to any conditions or qualifications set forth therein, any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right or consequence in respect thereof. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.
Notwithstanding anything to the contrary provided herein, no consent of any Lender or any other party to this Agreement shall be required in connection with the making of any amendment to any Loan Document of the type described in Section 2.27, other than the applicable Lenders or parties that are specifically referenced in such specified section.
Section 10.06Successors and Assigns; Participations.
(a)Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the respective successors and assigns. Except as permitted under Section 6.02, no Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders (and any purported assignment or delegation without such consent shall be null and void) and no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.06.
(b)Register. The Borrower, each Guarantor, the Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Delayed Draw Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Delayed Draw Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding Tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.06(d). Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Delayed Draw Commitments or Loans.
(c)Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Delayed Draw Commitment or Loans owing to it or other Obligations under the Loan Documents (provided, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Delayed Draw Commitments):
(i)to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to the Administrative Agent; and
(ii)to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to the Borrower and the Administrative Agent and consented to by the Borrower (provided that the Borrower shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof) and the Administrative Agent (each such consent not to be (x) unreasonably withheld or delayed or (y) in the case of the Borrower, required at any time an Event of Default described in Section 8.01(a) or 8.01(e) has occurred and is continuing); provided, that each such assignment pursuant to this Section 10.06(c)(ii) shall be in an aggregate amount of not less than $5,000,000(or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Delayed Draw Commitments and Delayed Draw Term Loans of the assigning Lender) with respect to the assignment of the Delayed Draw Commitments and Delayed Draw Term Loans; provided, that the Related Funds of any individual Lender may aggregate their Loans for purposes of determining compliance with such minimum assignment amounts.
(d)Mechanics. Assignments and assumptions of Loans and Delayed Draw Commitments by Lenders shall be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (x) in connection with an assignment elected or caused by the Borrower pursuant to Section 2.23, (y) in connection with an assignment by or to Barclays or any Affiliate thereof or (z) in the case of an assignee which is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).
(e)Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon obtaining or succeeding to an interest in the Delayed Draw Commitments and Loans, as the case may be, represents and warrants as of the Closing Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Delayed Draw Commitments or Loans, as the case may be; and (iii) it shall make or invest in, as the case may be, its Delayed Draw Commitments or Loans for its own account in the ordinary course and without a view to distribution of such

Delayed Draw Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.06, the disposition of such Delayed Draw Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
(f)Effect of Assignment. Subject to the terms and conditions of this Section 10.06, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Delayed Draw Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof, including under Section 10.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, that anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Delayed Draw Commitments shall be modified to reflect any Delayed Draw Commitment of such assignee and any Delayed Draw Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Delayed Draw Commitments and/or outstanding Loans of the assignee and/or the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 10.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(g). Any assignment by a Lender pursuant to this Section 10.06 shall not in any way constitute or be deemed to constitute a novation, discharge, rescission, extinguishment or substitution of the Indebtedness hereunder, and any Indebtedness so assigned shall continue to be the same obligation and not a new obligation.
(g)Participations.
(i)Each Lender shall have the right at any time to sell one or more participations to any Person (other than any Group Member or any of their respective Affiliates) in all or any part of its Delayed Draw Commitments, Loans or in any other Obligation under the Loan Documents: provided, that (A) such Lender’s obligations shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent and each of the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s agreements and obligations.
(ii)The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Delayed Draw Commitment, in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Delayed Draw Commitment shall not constitute a change in the terms of such participation, and that an increase in any Delayed Draw Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (B) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement.
(iii)The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(c); provided, that such participant agrees to be subject to Sections 2.19 and 2.20 as if it were a Lender; provided, further, that (x) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent and (y) a participant shall not be entitled to the benefits of Section 2.20 unless such participant agrees, for the benefit of the Borrower, to comply with Section 2.20 as though it were a Lender (it being understood that the documentation required under Section 2.20(c) shall be delivered to the participating Lender); provided, further, that, except as specifically set forth in clause (x) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.04 as though it were a Lender; provided, that such participant agrees to be subject to Section 2.17 as though it were a Lender. A participant shall not be entitled to the benefits of Section 2.20 to the extent such participant fails to comply with Section 2.20(c).
(iv)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Delayed Draw Commitments, Loans and other Obligations under the Loan Documents held by it (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the United States Proposed Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Delayed Draw Commitments, Loans and other Obligations under the Loan Documents as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.
(h)Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.06 any Lender may pledge (without the consent of the Borrower or the Administrative Agent) all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
(i)[reserved].
Section 10.07Independence of Covenants, Etc. All covenants, conditions and other terms hereunder and under the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, conditions or other terms, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant, condition or other term shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 10.08Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.18(c), 2.19, 2.20, 10.02 and 10.03 and the agreements of the Lenders set forth in Sections 2.17, 9.03(b), 9.06 and 9.09 shall survive the payment of the Loans and the termination hereof.
Section 10.09No Waiver; Remedies Cumulative. No failure or delay or course of dealing on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy. Without limiting the generality of the foregoing, the making of any Credit Extension shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent or Lender may have had notice or knowledge of such Default or Event of Default at the time of the making of any such Credit Extension.
Section 10.10Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations under the Loan Documents. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests (if any) or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
Section 10.11Severability. In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby (it being understood that the invalidity, illegality or unenforceability of a particular provision in a particular jurisdiction shall not in and of itself affect the validity, legality or enforceability of such provision in any other jurisdiction). The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as reasonably possible to that of the invalid, illegal or unenforceable provisions.
Section 10.12Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Delayed Draw Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
Section 10.13Table of Contents and Headings. The Table of Contents hereof and Article and Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose, modify or amend the terms or conditions hereof, be used in connection with the interpretation of any term or condition hereof or be given any substantive effect.
Section 10.14APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 10.15CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, HEREBY EXPRESSLY AND IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL (IF ANY) SUBJECT THERETO); (B) WAIVES (i) JURISDICTION AND VENUE OF COURTS IN ANY OTHER JURISDICTION IN WHICH IT MAY BE ENTITLED TO BRING SUIT BY REASON OF ITS PRESENT OR FUTURE DOMICILE OR OTHERWISE AND (ii) ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS

UNDER ANY SECURITY DOCUMENT (IF ANY) OR THE ENFORCEMENT OF ANY JUDGMENT.
Section 10.16WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
Section 10.17Confidentiality. Each Agent and each Lender shall hold all non-public information regarding the Group and their businesses identified as such by the Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, the Administrative Agent may not disclose such information other than to the Lenders and each Agent, provided, that each Lender may make (i) disclosures of such information to Affiliates or Related Funds of such Lender or Agent and to its and their respective officers, directors, employees, representatives, agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17); provided, that, prior to any disclosure, such Affiliates, Related Funds, officers, directors, employees, representatives, agents and advisors and other persons be instructed to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any Agent or any Lender, (ii) disclosures of such information reasonably required by (A) any pledgee referred to in Section 10.06(h), (B) any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein, (C) any bona fide or potential direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations or (D) any direct or indirect investor or prospective investor in a Related Fund; provided, that such pledgees, assignees, transferees, participants, counterparties, advisors and investors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17, (iii) disclosure to any rating agency when required by it; provided, that, prior to any disclosure, such rating agency be instructed to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any Agent or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document and (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, that unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. For the avoidance of doubt, nothing in this Section 10.17 shall prohibit any person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by law or regulation.
Section 10.18Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations under the Loan Documents, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect; provided, that in no event shall the amount paid pursuant hereto be in excess of the amount of interest that would have been due if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.
Section 10.19Counterparts. This Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission will be effective as delivery of an original executed counterpart thereof.
Section 10.20Effectiveness; Entire Agreement; No Third Party Beneficiaries. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement, the other Loan Documents and any fee letter entered into in connection with this Agreement represent the entire agreement of the Group, the Agents, the Arrangers, the Bookrunners and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent, Arranger, Bookrunner or Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents. Nothing in this Agreement, in the other Loan Documents or as a result of any applicable laws, express or implied, shall be construed to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders, holders of participations in all or any part of a Lender’s Delayed Draw Commitments, Loans or in any other Obligations under the Loan Documents, and the Indemnitees and Protected Persons) any rights, remedies, obligations, claims or liabilities under or by reason of this Agreement, the other Loan Documents or any law of any jurisdiction which purports to confer such rights, remedies, obligations, claims or liabilities. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of any Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.
Section 10.21PATRIOT Act; Beneficial Ownership. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that shall allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.
Section 10.22“Know Your Customer” Checks. If in connection with (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date hereof, (b) any change in the status of a Loan Party after the date hereof, (c)  the addition of any Guarantor pursuant to Section 7.01(b) or (d) any proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that was not previously a Lender hereunder, the Administrative Agent or any Lender (or, in the case of clause (d) above, any prospective Lender) requires additional information in order to comply with “know your customer” or similar identification procedures, each Loan Party shall, promptly upon the request of the Administrative Agent or such Lender, provide such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or such Lender (for itself or, in the case of the event described in clause (d) above, on behalf of any prospective Lender) in order for the Administrative Agent, such Lender or such prospective Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
Section 10.23Electronic Execution. The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any Assignment Agreement or Loan Document (including without limitation amendments, Borrowing Notices, waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as an original executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.24No Fiduciary Duty. Each Agent, each Lender, each Arranger, each Bookrunner and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its Affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.
Section 10.25Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment in given. The obligation of the Borrower or any Guarantor in respect of such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower or any Guarantor in the Agreement Currency, the Borrower or such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower or such Guarantor (or to any other Person who may be entitled thereto under applicable law).
Section 10.26Acknowledgment and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding between the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 10.27Acknowledgement Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 10.27, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
Section 10.28Obligations of Foreign Subsidiaries.
    Notwithstanding anything in this Agreement or any other Loan Document to the contrary, no Foreign Subsidiary, nor any Subsidiary of the Borrower that is a CFC Holdco, shall guarantee or pledge any assets as collateral for any obligations (including principal, interest, fees, penalties, premiums, expenses, charges, reimbursements, indemnities or any other Obligations) of the Borrower or any other Person that is organized under the laws of a jurisdiction located in the United States, under this Agreement, any other Loan Document, any document with respect to Hedge Agreements, Cash Management Agreements and Treasury Transactions or any other agreement executed and/or delivered in connection with any of the foregoing.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.
PVH CORP., as Borrower
By:    /s/ Carlos Carvalho
Name: Carlos Carvalho
Title: Executive Vice President and Treasurer
Signature Page to
PVH Corp. Credit Agreement

BARCLAYS BANK PLC,
as Administrative Agent and Lender
By:    /s/ Christopher M. Aitkin
Name: Christopher M. Aitkin
Title: Director
Signature Page to
PVH Corp. Credit Agreement

MIZUHO BANK, LTD.,
as Lender
By:    /s/ Tracy Rahn
Name: Tracy Rahn
Title: Managing Director
Signature Page to
PVH Corp. Credit Agreement

GOLDMAN SACHS LENDING PARTNERS LLC,
as Lender
By:    /s/Thomas Manning
Name: Thomas Manning
Title: Authorized Signatory
Signature Page to
PVH Corp. Credit Agreement

BANK OF AMERICA N.A.,
as Lender
By:    /s/ Michelle L. Walker
Name: Michelle L. Walker
Title: Director
Signature Page to
PVH Corp. Credit Agreement

CITIBANK, N.A.,
as Lender
By:    /s/Michael Vondriska
Name: Michael Vondriska
Title: Vice President

Signature Page to
PVH Corp. Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as Lender
By:    /s/James Kyle O'Donnell
Name: James Kyle O'Donnell
Title: Vice President

Signature Page to
PVH Corp. Credit Agreement